Exhibit 99.4
Item 8. Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of Unifi, Inc.
We have audited the accompanying consolidated balance sheets of Unifi, Inc. as of June 27, 2010 and June 28, 2009, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended June 27, 2010. Our audits also include the financial statement schedule in the Index at Item 15(a) in the Company’s Annual Report on Form 10-K for the year ended June 27, 2010. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Unifi, Inc. at June 27, 2010 and June 28, 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 27, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Unifi, Inc.’s internal control over financial reporting as of June 27, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated September 10, 2010 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Greensboro, North Carolina
September 10, 2010
except for note 16A, as to which the date is
January 7, 2011

CONSOLIDATED BALANCE SHEETS

	June 27, 2010	June 28, 2009
	(Amounts in thousands,
	except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$42,691	$42,659
Receivables, net	91,243	77,810
Inventories	111,007	89,665
Deferred income taxes	1,623	1,223
Assets held for sale	—	1,350
Restricted cash	—	6,477
Other current assets	6,119	5,464

Total current assets	252,683	224,648

Property, plant and equipment:
Land	3,574	3,489
Buildings and improvements	153,294	147,395
Machinery and equipment	553,256	542,205
Other	37,733	51,164

	747,857	744,253
Less accumulated depreciation	(596,358)	(583,610)

	151,499	160,643
Restricted cash	—	453
Intangible assets, net	14,135	17,603
Investments in unconsolidated affiliates	73,543	60,051
Other noncurrent assets	12,605	13,534

	$504,465	$476,932

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,662	$26,050
Accrued expenses	21,725	15,269
Income taxes payable	505	676
Current portion of notes payable	15,000	—
Current maturities of long-term debt and other liabilities	327	6,845

Total current liabilities	78,219	48,840

Notes payable, less current portion	163,722	179,222
Long-term debt and other liabilities	2,531	3,485
Deferred income taxes	97	416
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.10 par (500,000 shares authorized, 20,057 and 20,685 shares outstanding) (1)	2,006	2,069
Capital in excess of par value (1)	31,579	34,387
Retained earnings	216,183	205,498
Accumulated other comprehensive income	10,128	3,015

	259,896	244,969

	$504,465	$476,932

(1)	All outstanding amounts and computations using such amounts have been retroactively adjusted to reflect the November 3, 2010 1-for-3 reverse stock split.
The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(Amounts in thousands, except per share data)
Summary of Operations:
Net sales	$616,753	$553,663	$713,346
Cost of sales	545,253	525,157	662,764
Restructuring charges	739	91	4,027
Write down of long-lived assets	100	350	2,780
Goodwill impairment	—	18,580	—
Selling, general and administrative expenses	46,183	39,122	47,572
Provision for bad debts	123	2,414	214
Other operating (income) expense, net	(1,033)	(5,491)	(6,427)

Non-operating (income) expense:
Interest income	(3,125)	(2,933)	(2,910)
Interest expense	21,889	23,152	26,056
Gain on extinguishment of debt	(54)	(251)	—
Equity in earnings of unconsolidated affiliates	(11,693)	(3,251)	(1,402)
Write down of investment in unconsolidated affiliates	—	1,483	10,998

Income (loss) from continuing operations before income taxes	18,371	(44,760)	(30,326)
Provision (benefit) for income taxes	7,686	4,301	(10,949)

Income (loss) from continuing operations	10,685	(49,061)	(19,377)
Income from discontinued operations, net of tax	—	65	3,226

Net income (loss)	$10,685	$(48,996)	$(16,151)

Income (loss) per common share — basic: (1)
Income (loss) from continuing operations	$.53	$(2.38)	$(.96)
Income from discontinued operations, net of tax	—	—	.16

Net income (loss) per common share	$.53	$(2.38)	$(.80)

Income (loss) per common share — diluted:(1)
Income (loss) from continuing operations	$.52	$(2.38)	$(.96)
Income from discontinued operations, net of tax	—	—	.16

Net income (loss) per common share	$.52	$(2.38)	$(.80)

(1)	All outstanding amounts and computations using such amounts have been retroactively adjusted to reflect the November 3, 2010 1-for-3 reverse stock split.
The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

			Capital in		Other		Comprehensive
			Excess of		Comprehensive	Total	Income
	Shares	Common	Par	Retained	Income	Shareholders’	(Loss)
	Outstanding	Stock	Value(1)	Earnings	(Loss)	Equity	Note 1
	(Amounts in thousands)
Balance June 24, 2007	20,180	$2,018	$27,759	$270,800	$4,377	$304,954	$(106,137)

Adoption of FIN 48	—	—	—	(155)	—	(155)
Options exercised	49	5	406	—	—	411
Stock registration costs	—	—	(3)	—	—	(3)
Stock option expense	—	—	1,015	—	—	1,015
Currency translation adjustments	—	—	—	—	15,598	15,598	$15,598
Net loss	—	—	—	(16,151)	—	(16,151)	(16,151)

Balance June 29, 2008	20,229	$2,023	$29,177	$254,494	$19,975	$305,669	$(553)

Options exercised	456	46	3,785	—	—	3,831
Stock option expense	—	—	1,425	—	—	1,425
Currency translation adjustments	—	—	—	—	(16,960)	(16,960)	$(16,960)
Net loss	—	—	—	(48,996)	—	(48,996)	(48,996)

Balance June 28, 2009	20,685	$2,069	$34,387	$205,498	$3,015	$244,969	$(65,956)

Purchase of stock	(628)	(63)	(4,932)	—	—	(4,995)
Stock option expense	—	—	2,124	—	—	2,124
Currency translation adjustments	—	—	—	—	7,113	7,113	$7,113
Net income	—	—	—	10,685	—	10,685	10,685

Balance June 27, 2010	20,057	$2,006	$31,579	$216,183	$10,128	$259,896	$17,798

(1)	All outstanding amounts and computations using such amounts have been retroactively adjusted to reflect the November 3, 2010 1-for-3 reverse stock split.
The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Cash and cash equivalents at beginning of year	$42,659	$20,248	$40,031
Operating activities:
Net income (loss)	10,685	(48,996)	(16,151)
Adjustments to reconcile net income (loss) to net cash provided by continuing operating activities:
Income from discontinued operations	—	(65)	(3,226)
Net (earnings) loss of unconsolidated affiliates, net of distributions	(8,428)	437	3,060
Depreciation	22,843	28,043	36,931
Amortization	4,573	4,430	4,643
Stock-based compensation expense	2,124	1,425	1,015
Deferred compensation expense, net	431	165	—
Net (gain) loss on asset sales	680	(5,856)	(4,003)
Non-cash portion of gain on extinguishment of debt	(54)	(251)	—
Non-cash portion of restructuring charges	(32)	91	4,027
Non-cash write down of long-lived assets	100	350	2,780
Non-cash effect of goodwill impairment	—	18,580	—
Non-cash write down of investment in unconsolidated affiliates	—	1,483	10,998
Deferred income tax	(652)	360	(15,066)
Provision for bad debts	123	2,414	214
Other	258	400	(8)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(11,752)	18,781	(5,163)
Inventories	(19,221)	27,681	14,144
Other current assets	(427)	(5,329)	1,641
Accounts payable and accrued expenses	19,523	(27,283)	(22,525)
Income taxes payable	(193)	100	362

Net cash provided by continuing operating activities	20,581	16,960	13,673

Investing activities:
Capital expenditures	(13,112)	(15,259)	(12,809)
Acquisitions and investments in unconsolidated affiliates	(4,800)	(500)	(1,063)
Proceeds from sale of unconsolidated affiliate	—	9,000	8,750
Collection of notes receivable	—	1	250
Proceeds from sale of capital assets	1,717	7,005	17,821
Change in restricted cash	7,508	25,277	(14,209)
Other	(238)	(219)	(301)

Net cash (used in) provided by investing activities	(8,925)	25,305	(1,561)

Financing activities:
Payments of notes payable	(435)	(10,253)	—
Payments of long-term debt	(7,508)	(87,092)	(181,273)
Borrowings of long-term debt	—	77,060	147,000
Purchase and retirement of Company stock	(4,995)	—	—
Proceeds from stock option exercises	—	3,831	411
Other	(368)	(305)	(1,144)

Net cash used in financing activities	(13,306)	(16,759)	(35,006)

Cash flows of discontinued operations:
Operating cash flow	—	(341)	(586)

Net cash used in discontinued operations	—	(341)	(586)

Effect of exchange rate changes on cash and cash equivalents	1,682	(2,754)	3,697

Net increase (decrease) in cash and cash equivalents	32	22,411	(19,783)

Cash and cash equivalents at end of year	$42,691	$42,659	$20,248

The accompanying notes are an integral part of the financial statements.

     Supplemental cash flow information is summarized below:

	Fiscal Years Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Cash payment for:
Interest	$21,028	$22,639	$25,285
Income taxes, net of refunds	8,550	3,164	2,898
The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Significant Accounting Policies and Financial Statement Information
     Principles of Consolidation. The consolidated financial statements include the accounts of the parent, Unifi Inc. and all majority-owned subsidiaries (the “Company”). All significant account balances and transactions between the Company and its majority-owned subsidiaries have been eliminated. Investments in companies and partnerships where the Company is able to exercise significant influence, but not control, are accounted for by the equity method. The Company’s share of profits or losses from sales by an equity investee to the Company, upstream sales, is eliminated on the equity in (earnings) losses of unconsolidated affiliates line included in the Consolidated Statements of Operations and on the investments in unconsolidated affiliates line in the Consolidated Balance Sheets until realized by the Company. Conversely, the Company’s share of downstream sales is eliminated in the cost of goods sold line on the Consolidated Statements of Operations and the inventories line of the Consolidated Balance Sheets until realized by the equity investee. Other intercompany income or expense items are matched to the offsetting expense or income at the Company’s percentage ownership on the equity in (earnings) losses of unconsolidated affiliates line on the Consolidated Statements of Operations. Investments where the Company is not able to exercise significant influence are accounted for using the cost method of accounting.
     Fiscal Year. The Company’s fiscal year is the 52 (13-13-13-13 week basis) or 53 (13-13-13-14 week basis) weeks ending on the last Sunday in June. Fiscal year 2008 was comprised of 53 weeks. Fiscal years 2010 and 2009 were comprised of 52 weeks.
     Reclassification. The Company has reclassified the presentation of certain prior year information to conform to the current year presentation.
     Revenue Recognition. Generally revenues from sales are recognized at the time shipments are made which is when the significant risks and rewards of ownership are transferred to the customer, and include amounts billed to customers for shipping and handling. Costs associated with shipping and handling are included in cost of sales in the Consolidated Statements of Operations. Revenue excludes value added taxes or other sales taxes and is arrived at after deduction of trade discounts and sales returns. The Company records allowances for customer claims based upon its estimate of known claims and its past experience for unknown claims.
     Foreign Currency Translation. Assets and liabilities of foreign subsidiaries are translated at year-end rates of exchange and revenues and expenses are translated at the average rates of exchange for the year. Gains and losses resulting from translation are accumulated in a separate component of shareholders’ equity and included in comprehensive income (loss). Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity’s functional currency) are included in the other operating (income) expense, net line on the Consolidated Statements of Operations.
     Cash and Cash Equivalents. Cash equivalents are defined as short-term investments having an original maturity of three months or less. The carrying amounts reflected in the Consolidated Balance Sheets for cash and cash equivalents approximate fair value.
     Restricted Cash. Cash deposits held for a specific purpose or held as security for contractual obligations are classified as restricted cash.
     Concentration of Credit Risk. Financial instruments which potentially subject the Company to credit risk consist primarily of cash deposits in bank accounts in excess of the Federal Deposit Insurance Corporation (“FDIC”) insured limit of $250 thousand per depositor per bank. As of January 1, 2010, the Company’s primary domestic financial institution opted to no longer participate in the FDIC Transaction Account Guarantee Program, which provided unlimited coverage on all non-interest bearing bank accounts. For the years ended June 27, 2010 and June 28, 2009, the Company’s domestic deposits in excess of federally insured limits were $13.6 million and nil, respectively. In addition, the Brazilian government insures cash deposits up to R$60 thousand per depositor. For the years ended June 27, 2010 and June 28, 2009, the Company’s uninsured Brazilian deposits were $24.2 million and $18.2 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Receivables. The Company extends unsecured credit to certain customers as part of its normal business practices. An allowance for losses is provided for known and potential losses arising from yarn quality claims and for amounts owed by customers. General reserves are established based on percentages applied to accounts receivable aged for certain periods of time and are supplemented by specific reserves for certain customer accounts where collection becomes uncertain. Reserves for yarn quality claims are based on historical experience and known pending claims. The Company’s ability to collect its accounts receivable is based on a combination of factors including the aging of accounts receivable, collection experience and the financial condition of specific customers. Accounts are written off against the reserve when they are no longer deemed to be collectible. Establishing reserves for yarn claims and bad debts requires management judgment and estimates, which may impact the ending accounts receivable valuation, gross margins (for yarn claims) and the provision for bad debts. The reserve for such losses was $3.5 million at June 27, 2010 and $4.8 million at June 28, 2009.
     Inventories. The Company utilizes the first-in, first-out (“FIFO”) or average cost method for valuing inventory. Inventories are valued at lower of cost or market including a provision for slow moving and obsolete items. General reserves are established based on percentage markdowns applied to inventories aged for certain time periods based on the expected net realizable value of an item. Specific reserves are established based on a determination of the obsolescence of the inventory and whether the inventory value exceeds amounts to be recovered through expected sales prices, less selling costs. Estimating sales prices, establishing markdown percentages and evaluating the condition of the inventories require judgments and estimates, which may impact the ending inventory valuation and gross margins. The total inventory reserves on the Company’s books at June 27, 2010 and June 28, 2009 were $3 million and $3.7 million, respectively. The following table reflects the composition of the Company’s inventory as of June 27, 2010 and June 28, 2009:

	June 27, 2010	June 28, 2009
	(Amounts in thousands)
Raw materials and supplies	$51,255	$42,351
Work in process	6,726	5,936
Finished goods	53,026	41,378

	$111,007	$89,665

     Other Current Assets. Other current assets consist of the following as of June 27, 2010 and June 28, 2009, respectively.

	June 27, 2010	June 28, 2009
	(Amounts in thousands)
Prepaid expenses:
Insurance	$823	$1,701
VAT	2,281	2,013
Sales and service contract	—	425
Information technology services	222	283
Other	360	311
Deposits	2,433	731

	$6,119	$5,464

     Property, Plant and Equipment. Property, plant and equipment (“PP&E”) are stated at cost. Depreciation is computed for asset groups primarily utilizing the straight-line method for financial reporting and accelerated methods for tax reporting. For financial reporting purposes, asset lives have been assigned to asset categories over periods ranging between three and forty years. The range of asset lives by category is as follows: buildings and improvements — fifteen to forty years, machinery and equipment — seven to fifteen years, and other assets — three to seven years. Capital leases are amortized over the life of the lease and the amortization expense is included as part of depreciation expense. The Company has a significant binding commitment for the construction of a recycled polyester chip plant. See “Footnote 12-Commitments and Contingencies” for further disclosure of the Company’s purchase obligations.
     The Company capitalizes internal software costs from time to time when the costs meet or exceed its capitalization policy. The Company has $2 million and $6 million of capitalized internal software costs and $1.5 million and $5.2 million in accumulated amortization included in its PP&E as of June 27, 2010 and June 28, 2009, respectively. Internal

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
software costs that are capitalized are amortized over a period of three years.
     Costs related to PP&E which do not significantly increase the useful life of an existing asset or do not significantly alter, modify or change the process or production capacity of an existing asset are expensed as repairs and maintenance. Planned maintenance activities are budgeted annually and are expensed as incurred. Costs for dismantling, moving, and reinstalling existing equipment are charged as restructuring expenses. For the fiscal years ended June 27, 2010, June 28, 2009, and June 29, 2008, the Company incurred $15.1 million, $14.6 million, and $17.2 million, respectively, related to repair and maintenance expenses.
     Interest is capitalized when a capital project requires a period of time in which to carry out the activities necessary to bring it to the condition and location for its intended use. For the year ended June 27, 2010 the amount of interest that was capitalized to PP&E was $0.3 million. There was no interest capitalized in the previous year.
     Impairment of Long-Lived Assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. For assets held and used, impairments may occur if projected undiscounted cash flows are not adequate to cover the carrying value of the assets. In such cases, additional analysis is conducted to determine the amount of loss to be recognized. The impairment loss is determined by the difference between the carrying amount of the asset and the fair value measured by future discounted cash flows. The analysis requires estimates of the amount and timing of projected cash flows and, where applicable, judgments associated with, among other factors, the appropriate discount rate. Such estimates are critical in determining whether any impairment charge should be recorded and the amount of such charge if an impairment loss is deemed to be necessary.
     For assets held for disposal, an impairment charge is recognized if the carrying value of the assets exceeds the fair value less costs to sell. Estimates are required of fair value, disposal costs and the time period to dispose of the assets. Such estimates are critical in determining whether any impairment charge should be recorded and the amount of such charge if an impairment loss is deemed to be necessary. Actual cash flows received or paid could differ from those used in estimating the impairment loss, which would impact the impairment charge ultimately recognized and the Company’s cash flows.
     Impairment of Joint Venture Investments. The Company evaluates the ability of its investments in unconsolidated affiliates to sustain sufficient earnings to justify its carrying value and any reductions below carrying value that are not temporary should be assessed for impairment purposes. The Company evaluates its equity investments whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.
     Goodwill and Other Intangible Assets, Net. Goodwill and other indefinite-lived intangibles are reviewed for impairment annually, unless specific circumstances indicate that a more timely review is warranted. Due to economic conditions and declining market capitalization of the Company during the third quarter of fiscal year 2009, the Company performed an interim impairment test resulting in an $18.6 million impairment charge to write off the goodwill. This impairment test involved estimates and judgments that were critical in determining whether any impairment charge should be recorded and the amount of such charge. In addition, future events impacting cash flows for existing assets could render a write-down necessary that previously required no such write-down.
     Other Noncurrent Assets. Other noncurrent assets at June 27, 2010, and June 28, 2009, consist primarily of the following:

	June 27, 2010	June 28, 2009
	(Amounts in thousands)
Cash surrender value of key executive life insurance	$3,615	$3,445
Bond issue costs and debt origination fees	3,585	4,700
Long-term deposits	5,281	5,197
Other	124	192

	$12,605	$13,534

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Debt related origination costs have been amortized on the straight-line method over the life of the corresponding debt, which approximates the effective interest method. At June 27, 2010 and June 28, 2009, accumulated amortization for debt origination costs was $4.6 million and $3.5 million, respectively.
     Accrued Expenses. The following table reflects the composition of the Company’s accrued expenses as of June 27, 2010 and June 28, 2009:

	June 27, 2010	June 28, 2009
	(Amounts in thousands)
Payroll and fringe benefits	$14,127	$6,957
Severance	301	1,385
Interest	2,429	2,496
Utilities	2,539	2,085
Retiree reserve	165	190
Property taxes	876	1,094
Other	1,288	1,062

	$21,725	$15,269

     Defined Contribution Plan. The Company matches employee contributions made to the Unifi, Inc. Retirement Savings Plan (the “DC Plan”), an existing 401(k) defined contribution plan, which covers eligible salaried and hourly employees. Under the terms of the DC Plan, the Company matches 100% of the first three percent of eligible employee contributions and 50% of the next two percent of eligible contributions. In March 2009, the Company suspended its match due to economic conditions. In January 2010, the Company reinstated its matching contributions. For the fiscal years ended June 27, 2010, June 28, 2009, and June 29, 2008, the Company incurred $0.8 million, $1.5 million, and $2.1 million, respectively, of expense for its obligations under the matching provisions of the DC Plan.
     Income Taxes. The Company and its domestic subsidiaries file a consolidated federal income tax return. Income tax expense is computed on the basis of transactions entering into pre-tax operating results. Deferred income taxes have been provided for the tax effect of temporary differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. Except as disclosed in “Footnote 5-Income Taxes,” income taxes have not been provided for the undistributed earnings of certain foreign subsidiaries as such earnings are deemed to be permanently invested.
     Operating Leases. The Company is obligated under operating leases relating primarily to real estate and equipment. The following table summarizes future obligations for minimum rental payments under the leases on a fiscal year basis (amounts in thousands):

2011	2012	2013	2014	2015	Thereafter	Total
$1,817	$1,622	$1,199	$1,199	$1,164	$1,821	$8,822
     Rental expense was $2.4 million, $3.2 million, and $3 million for the fiscal years 2010, 2009, and 2008, respectively. There are renewal options for some of these leases which cover various future periods from two months to five years with no escalation clauses.
     Research and Development. For fiscal years 2010, 2009, and 2008, the Company incurred $2.3 million, $2.4 million, and $2.6 million of expense for its research and development activities, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Other Operating (Income) Expense, Net. The following table reflects the components of the Company’s other operating (income) expense, net:

	Fiscal Years Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Net (gain) loss on sale or disposal of PP&E	$680	$(5,856)	$(4,003)
Gain from sale of nitrogen credits	(1,400)	—	(1,614)
Currency (gains) losses	(145)	354	522
Technology fees from China joint venture	—	—	(1,398)
Other, net	(168)	11	66

	$(1,033)	$(5,491)	$(6,427)

     Income (loss) Per Share. The following table details the computation of basic and diluted earnings (losses) per share:

	Fiscal Years Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Numerator:
Income (loss) from continuing operations before discontinued operations	$10,685	$(49,061)	$(19,377)
Income from discontinued operations, net of tax	—	65	3,226

Net income (loss)	$10,685	$(48,996)	$(16,151)

Denominator:
Denominator for basic earnings (losses) per share — weighted average shares	20,325	20,606	20,192
Effect of dilutive securities:
Stock options	147	—	—

Diluted potential common shares denominator for diluted income (losses) per share — adjusted weighted average shares and assumed conversions	20,472	20,606	20,192

Shares excluded due to anti-dilutive effect:
Stock options	284	738	1,278

     In addition to the anti-dilutive options excluded from the calculation of dilutive shares the Company also has certain options outstanding that vest based upon the achievement of certain market conditions. The market condition options excluded from the calculation of dilutive shares for fiscal years 2010, 2009 and 2008 were 583,312, 583,312 and 516,652, respectively since their market conditions were not met. All outstanding amounts and computations using such amounts have been retroactively adjusted to reflect the November 3, 2010 1-for-3 reverse stock split.
     Stock-Based Compensation. The Company recognizes stock-based compensation expense based on the grant date fair value of the award over the requisite service period.
     Comprehensive Income (Loss). Comprehensive income (loss) includes net income (loss) and other changes in net assets of a business during a period from non-owner sources, which are not included in net income (loss). Such non-owner changes may include, for example, available-for-sale securities and foreign currency translation adjustments. The only changes in net assets of the business during the period from non-owner sources are foreign currency translation adjustments. The Company does not provide income taxes on the impact of currency translations as earnings from foreign subsidiaries are deemed to be permanently invested.
     Recent Accounting Pronouncements. In June 2009, the Financial Accounting Standards Board (“FASB”) issued

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Statement of Financial Accounting Standards (“SFAS”) No. 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”, a replacement of SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”. The statement was effective for all financial statements issued for interim and annual periods ending after September 15, 2009. On June 30, 2009, the FASB issued its first Accounting Standard Update (“ASU”) No. 2009-01 “Topic 105 — Generally Accepted Accounting Principles amendments based on No. 168 the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”. Accounting Standards Codification (“ASC”) 105-10 establishes a single source of GAAP which is to be applied by nongovernmental entities. All guidance contained in the ASC carries an equal level of authority; however there are standards that will remain authoritative until such time that each is integrated into the ASC. The Securities and Exchange Commission (“SEC”) also issues rules and interpretive releases that are also sources of authoritative GAAP for publicly traded registrants. The ASC superseded all existing non-SEC accounting and reporting standards.
     Effective June 29, 2009, the Company adopted ASC 805-20, “Business Combinations — Identifiable Assets, Liabilities and Any Non-Controlling Interest” (“ASC 805-20”). ASC 805-20 amends and clarifies ASC 805 which requires that the acquisition method of accounting, instead of the purchase method, be applied to all business combinations and that an “acquirer” is identified in the process. The guidance requires that fair market value be used to recognize assets and assumed liabilities instead of the cost allocation method where the costs of an acquisition are allocated to individual assets based on their estimated fair values. Goodwill would be calculated as the excess purchase price over the fair value of the assets acquired; however, negative goodwill will be recognized immediately as a gain instead of being allocated to individual assets acquired. Costs of the acquisition will be recognized separately from the business combination. The end result is that the statement improves the comparability, relevance and completeness of assets acquired and liabilities assumed in a business combination. The adoption of this guidance had no effect on the Company’s consolidated financial statements.
     In October 2009, the FASB issued ASU No. 2009-13, “Multiple-Deliverable Revenue Arrangements”, (“ASU 2009-13”) and ASU No. 2009-14, “Certain Arrangements That Include Software Elements”, (“ASU 2009-14”). ASU 2009-13 requires entities to allocate revenues in the absence of vendor-specific objective evidence or third party evidence of selling price for deliverables using a selling price hierarchy associated with the relative selling price method. ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-13 and ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect that the adoption of ASU 2009-13 or ASU 2009-14 will have a material impact on the Company’s consolidated results of operations or financial condition.
     In December 2009, the FASB issued ASU No. 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” which amends the ASC to include SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”. This amendment requires that an analysis be performed to determine whether a company has a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has the power to direct the activities of a variable interest entity. The statement requires an ongoing assessment of whether a company is the primary beneficiary of a variable interest entity when the holders of the entity, as a group, lose power, through voting or similar rights, to direct the actions that most significantly affect the entity’s economic performance. This statement also enhances disclosures about a company’s involvement in variable interest entities. ASU No. 2009-17 is effective as of the beginning of the first annual reporting period that begins after November 15, 2009. The Company does not expect that the adoption of this guidance will have a material impact on its financial position or results of operations.
     In January 2010, the FASB issued ASU No. 2010-01, “Equity (Topic 505) Accounting for Distributions to Shareholders with Components of Stock and Cash” which clarifies that the stock portion of a distribution to shareholders that allow them to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. This update was effective for the Company’s interim period ended December 27, 2009. The adoption of ASU No. 2010-01 did not have a material impact on the Company’s consolidated financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In January 2010, the FASB issued ASU No. 2010-02, “Consolidation (Topic 810) Accounting and Reporting for Decreases in Ownership of a Subsidiary — a Scope Clarification”. ASU 2010-02 clarifies Topic 810 implementation issues relating to a decrease in ownership of a subsidiary that is a business or non-profit activity. This amendment affects entities that have previously adopted Topic 810-10 (formally SFAS 160). This update was effective for the Company’s interim period ended December 27, 2009. The adoption of ASU No. 2010-02 did not have a material impact on the Company’s consolidated financial position or results of operations.
     In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements”. This ASU provides amendments to Topic 820 which requires new disclosures related to assets measured at fair value. In addition, this ASU includes amendments to the guidance on employers’ disclosures related to the classification of postretirement benefit plan assets and the related fair value measurement of those classifications. This update was effective December 15, 2009. The adoption of ASU No. 2010-06 did not have an impact on the Company’s consolidated financial position or results of operations.
     In February 2010, the FASB issued ASU No. 2010-09, “Subsequent Events (Topic 855): Amendments to certain Recognition and Disclosure Requirements”. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between the ASC and the SEC’s requirements. In addition the scope of the “reissuance” disclosure requirements is refined to include revised financial statements only. This update was effective February 24, 2010. The adoption of ASU No. 2010-09 did not have an impact on the Company’s consolidated financial position or results of operations.
     Use of Estimates. The preparation of financial statements in conformity with United States (“U.S.”) GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
2. Investments in Unconsolidated Affiliates
     On September 13, 2000, the Company and SANS Fibres of South Africa formed a 50/50 joint venture named UNIFI-SANS Technical Fibers, LLC (“USTF”) to produce low-shrinkage high tenacity nylon 6.6 light denier industrial yarns in North Carolina. The business was operated in a plant in Stoneville, North Carolina which was owned by the Company. In the second quarter of fiscal year 2008, the Company completed the sale of its interest in USTF to SANS Fibers and received net proceeds of $11.9 million. The purchase price included $3 million for the Stoneville, North Carolina manufacturing facility that the Company leased to the joint venture which had a net book value of $2.1 million. Of the remaining $8.9 million, $8.8 million was allocated to the Company’s equity investment in the joint venture and $0.1 million was attributed to interest income.
     On September 27, 2000, the Company and Nilit Ltd. (“Nilit”), located in Israel, formed a 50/50 joint venture named U.N.F. Industries Ltd. (“UNF”). The joint venture produces nylon partially oriented yarn (“POY”) at Nilit’s manufacturing facility in Migdal Ha—Emek, Israel. The nylon POY is utilized in the Company’s nylon texturing and covering operations.
     On October 8, 2009, the Company formed a new joint venture, UNF America, LLC (“UNF America”), with Nilit for the purpose of producing nylon POY in Nilit’s Ridgeway, Virginia plant. The Company’s initial investment in UNF America was $50 thousand dollars. In addition, the Company loaned UNF America $0.5 million for working capital. The loan carries interest at LIBOR plus one and one-half percent and both principal and interest shall be paid from the future profits of UNF America at such time as deemed appropriate by its members. The loan is being treated as an additional investment by the Company for accounting purposes.
     In conjunction with the formation of UNF America, the Company entered into a supply agreement with UNF and UNF America whereby the Company is committed to purchase its requirements, subject to certain exception, for first quality nylon POY for texturing (excluding specialty yarns) from UNF or UNF America. Pricing under the contract is negotiated every six months and is based on market rates.
     On April 26, 2010, the Company entered into an agreement to form another new joint venture, Repreve Renewables, LLC (“Repreve Renewables”). This joint venture was established for the purpose of acquiring the assets and the expertise related to the business of cultivating, growing, and selling biomass crops, including feedstock for establishing biomass

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
crops that are intended to be used as a fuel or in the production of fuels or energy in the U.S. and the European Union. The Company received a 40% ownership interest in the joint venture for its contribution of $4 million. In addition, the Company contributed $0.3 million for its share of initial working capital.
     In June 1997, the Company contributed all of the assets of its spun cotton yarn operations, utilizing open-end and air jet spinning technologies, into PAL, a joint venture with Parkdale Mills, Inc. in exchange for a 34% ownership interest in the joint venture. PAL is a producer of cotton and synthetic yarns for sale to the textile and apparel industries primarily within North America. PAL has 15 manufacturing facilities located in North Carolina, South Carolina, Virginia, and Georgia and participates in a joint venture in Mexico.
     PAL receives benefits under the Food, Conservation, and Energy Act of 2008 (“2008 U.S. Farm Bill”) which extended the existing upland cotton and extra long staple cotton programs (the “Program”), including economic adjustment assistance provisions for ten years. Beginning August 1, 2008, the Program provided textile mills a subsidy of four cents per pound on eligible upland cotton consumed during the first four years and three cents per pound for the last six years. The economic assistance received under this Program must be used to acquire, construct, install, modernize, develop, convert or expand land, plant, buildings, equipment, or machinery. Capital expenditures must be directly attributable to the purpose of manufacturing upland cotton into eligible cotton products in the U.S. The recipients have the marketing year from August 1 to July 31, plus eighteen months to make the capital expenditures. Under the Program, the subsidiary payment is received from the U.S. Department of Agriculture (“USDA”) the month after the eligible cotton is consumed. However, the economic assistance benefit is not recognized by PAL into operating income until the period when both criteria have been met; i.e. eligible upland cotton has been consumed, and qualifying capital expenditures under the Program have been made.
     On October 19, 2009 PAL notified the Company that approximately $8 million of the capital expenditures recognized for fiscal year 2009 had been preliminarily disqualified by the USDA. PAL appealed the decision with the USDA. In November 2009, PAL notified the Company that the USDA had denied the appeal and PAL filed a second appeal for a higher level review and a hearing took place during the Company’s third quarter of fiscal year 2010. As a result of this process, PAL recorded a $4.1 million unfavorable adjustment to its 2009 earnings related to economic assistance from the USDA that was disqualified offset by $0.6 million related to inventory valuation adjustments in the March 2010 quarter. As a result, the Company recorded a $1.2 million unfavorable adjustment for its share of the prior year economic assistance and inventory valuation adjustments.
     PAL received $22.3 million of economic assistance under the program during the Company’s fiscal year ended June 27, 2010 and, in accordance with the program provisions, recognized $17.6 million in economic assistance in its operating income. As of June 27, 2010, PAL’s deferred revenue relating to this Program was $13.4 million which PAL expects to be fully realized through the completion of qualifying capital expenditures within the timelines prescribed by the Program.
     On October 28, 2009, PAL acquired certain real property and machinery and equipment, as well as entered into lease agreements for real property and machinery and equipment, that constitute most of the yarn manufacturing operations of HBI. Concurrent with the transaction, PAL entered into a yarn supply agreement with HBI to supply at least 95% of the yarn used in the manufacturing of HBI’s apparel products at any of HBI’s locations in North America, Central America, or the Caribbean Basin for a six-year period with an option for HBI to extend for two additional three-year periods. The supply agreement also covers certain yarns used in manufacturing in China through December 31, 2011.
     The Company’s investment in PAL at June 27, 2010 was $65.4 million and the underlying equity in the net assets of PAL at June 27, 2010 was $83.4 million. The difference between the carrying value of the Company’s investment in PAL and the underlying equity in PAL is attributable to initial excess capital contributions by the Company of $53.4 million, the Company’s share of the settlement cost of an anti-trust lawsuit against PAL in which the Company did not participate of $2.6 million, and the Company’s share of other comprehensive income of $0.1 million offset by an impairment charge taken by the Company on its investment in PAL of $74.1 million.
     In August 2005, the Company formed Yihua Unifi Fibre Company Limited (“YUFI”), a 50/50 joint venture with Sinopec Yizheng Chemical Fiber Co., Ltd, (“YCFC”), to manufacture, process and market polyester filament yarn in YCFC’s facilities in Yizheng, Jiangsu Province, People’s Republic of China (“China”). During fiscal year 2008, the Company’s management explored strategic options with its joint venture partner in China with the ultimate goal of determining if there was a viable path to profitability for YUFI. Management concluded that although YUFI had

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
successfully grown its position in high value and premier value-added (“PVA”) products, commodity sales would continue to be a large and unprofitable portion of the joint venture’s business. In addition, the Company believed YUFI had focused too much attention and energy on non-value added issues, detracting management from its primary PVA objectives. Based on these conclusions, the Company decided to exit the joint venture and on July 30, 2008, the Company announced that it had reached a proposed agreement to sell its 50% interest in YUFI to its partner for $10 million.
     As a result of the agreement with YCFC, the Company initiated a review of the carrying value of its investment in YUFI and determined that the carrying value of its investment in YUFI exceeded its fair value. Accordingly, the Company recorded a non-cash impairment charge of $6.4 million in the fourth quarter of fiscal year 2008.
     The Company expected to close the transaction in the second quarter of fiscal year 2009 pending negotiation and execution of definitive agreements and Chinese regulatory approvals. The agreement provided for YCFC to immediately take over operating control of YUFI, regardless of the timing of the final approvals and closure of the equity sale transaction. During the first quarter of fiscal year 2009, the Company gave up one of its senior staff appointees and YCFC appointed its own designee as General Manager of YUFI, who assumed full responsibility for the operating activities of YUFI at that time. As a result, the Company lost its ability to influence the operations of YUFI and therefore the Company ceased recording its share of losses commencing in the same quarter.
     In December 2008, the Company renegotiated the proposed agreement to sell its interest in YUFI to YCFC for $9 million and recorded an additional impairment charge of $1.5 million, which included $0.5 million related to certain disputed accounts receivable and $1 million related to the fair value of its investment, as determined by the re-negotiated equity interest sales price which was lower than carrying value.
     On March 30, 2009, the Company closed on the sale and received $9 million in proceeds related to its investment in YUFI. The Company continues to service customers in Asia through Unifi Textiles Suzhou Co., Ltd. (“UTSC”), a wholly-owned subsidiary based in Suzhou, China, that is primarily focused on the development, sales and service of PVA and specialty yarns.
     Condensed balance sheet information and income statement information as of June 27, 2010, June 28, 2009, and June 29, 2008 of the combined unconsolidated equity affiliates were as follows (amounts in thousands):

	June 27, 2010	June 28, 2009
Current assets	$210,455	$152,871
Noncurrent assets	132,846	101,893
Current liabilities	53,458	22,835
Noncurrent liabilities	27,621	8,405
Shareholders’ equity and capital accounts	262,222	223,524

	Fiscal Years Ended
	June 27, 2010	June 28, 2009	June 29, 2008
Net sales	$622,841	$427,000	$632,605
Gross profit	57,196	21,662	14,705
Depreciation and amortization	22,844	20,701	26,263
Income (loss) from operations	38,896	10,441	(5,215)
Net income	38,956	7,029	8,011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     USTF and PAL were organized as partnerships for U.S. tax purposes. Taxable income and losses are passed through USTF and PAL to the members in accordance with the Operating Agreements of USTF and PAL. For the fiscal years ended June 27, 2010, June 28, 2009, and June 29, 2008, distributions received by the Company from PAL were $3.3 million, $3.7 million, and $4.5 million, respectively. The total undistributed earnings of unconsolidated equity affiliates were $9.4 million and $3.3 million, respectively, as of June 27, 2010 and June 28, 2009. Included in the above net sales amounts for fiscal years 2010, 2009, and 2008 are sales to Unifi of $24.2 million, $17.5 million, and $26.7 million, respectively. These amounts represent sales of nylon POY from UNF and UNF America for use in the production of textured nylon yarn in the ordinary course of business. The Company eliminated intercompany profits in accordance with its accounting policy.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
3. Long-Term Debt and Other Liabilities
     A summary of long-term debt and other liabilities is as follows:

	June 27, 2010	June 28, 2009
	(Amounts in thousands)
Senior secured notes — due 2014	$178,722	$179,222
Brazilian government loans	—	6,931
Other obligations	2,858	3,399

Total debt and other obligations	181,580	189,552
Current maturities	(15,327)	(6,845)

Total long-term debt and other liabilities	$166,253	$182,707

Long-Term Debt
     On May 26, 2006, the Company issued $190 million of 11.5% senior secured notes (“2014 notes”) due May 15, 2014. In connection with the issuance, the Company incurred $7.3 million in professional fees and other expenses which are being amortized to expense over the life of the 2014 notes. Interest is payable on the 2014 notes on May 15 and November 15 of each year. The 2014 notes are unconditionally guaranteed on a senior, secured basis by each of the Company’s existing and future restricted domestic subsidiaries. The 2014 notes and guarantees are secured by first-priority liens, subject to permitted liens, on substantially all of the Company’s and the Company’s subsidiary guarantors’ assets other than the assets securing the Company’s obligations under its amended revolving credit facility (“Amended Credit Agreement”) as discussed below. The assets include but are not limited to; PP&E, domestic capital stock and some foreign capital stock. Domestic capital stock includes the capital stock of the Company’s domestic subsidiaries and certain of its joint ventures. Foreign capital stock includes up to 65% of the voting stock of the Company’s first-tier foreign subsidiaries, whether now owned or hereafter acquired, except for certain excluded assets. The 2014 notes and guarantees are secured by second-priority liens, subject to permitted liens, on the Company and its subsidiary guarantors’ assets that will secure the 2014 notes and guarantees on a first-priority basis. The estimated fair value of the 2014 notes, based on quoted market prices, at June 27, 2010 was $184 million.
     In accordance with the 2014 notes collateral documents and the indenture, the proceeds from the sale of PP&E (First Priority Collateral) will be deposited into the First Priority Collateral Account whereby the Company may use the restricted funds to purchase additional qualifying assets. From May 26, 2006 through June 27, 2010, the Company sold PP&E secured by first-priority liens in an aggregate amount of $26.1 million and purchased qualifying assets in the same amount, leaving no funds remaining in the First Priority Collateral Account.
     After May 15, 2010, the Company can elect to redeem some or all of the 2014 notes at redemption prices equal to or in excess of par depending on the year the optional redemption occurs. As of June 27, 2010, no such optional redemptions had occurred. However, on May 25, 2010, the Company announced that it was calling for the redemption of $15 million of the 2014 notes at a redemption price of 105.75% of the principal amount of the redeemed notes. This redemption was completed on June 30, 2010 and was financed through a combination of internally generated cash and borrowings under the Company’s senior secured asset-based revolving credit facility discussed below. As a result, the Company will record a $1.1 million charge for the early extinguishment of debt in the September 2010 quarter.
     The Company may also purchase its 2014 notes in open market purchases or in privately negotiated transactions and then retire them. Such purchases of the 2014 notes will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. On September 15, 2009, the Company repurchased and retired notes having a face value of $0.5 million in open market purchases. The gain on this repurchase offset by the write-off of the respective unamortized issuance cost of the 2014 notes resulted in a net gain of $54 thousand.
     Concurrently with the issuance of the 2014 notes, the Company amended its senior secured asset-based revolving credit facility (“Amended Credit Agreement”) to provide for a $100 million revolving borrowing base, to extend its maturity to May 2011, and revise some of its other terms and covenants. The Amended Credit Agreement provided for a $100 million revolving borrowing base, to extend its maturity to May 2011, and revise some of its other terms and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
covenants. The Amended Credit Agreement was secured by first-priority liens on the Company’s and its subsidiary guarantors’ inventory, accounts receivable, general intangibles (other than uncertificated capital stock of subsidiaries and other persons), investment property (other than capital stock of subsidiaries and other persons), chattel paper, documents, instruments, supporting obligations, letter of credit rights, deposit accounts and other related personal property and all proceeds relating to any of the above, and by second-priority liens, subject to permitted liens, on the Company’s and its subsidiary guarantors’ assets securing the 2014 notes and guarantees on a first-priority basis, in each case other than certain excluded assets. The Company’s ability to borrow under the Company’s Amended Credit Agreement was limited to a borrowing base equal to specified percentages of eligible accounts receivable and inventory and was subject to other conditions and limitations.
     Borrowings under the Amended Credit Agreement bear interest at rates of LIBOR plus 1.50% to 2.25% and/or prime plus 0.00% to 0.50%. The interest rate matrix was based on the Company’s excess availability under the Amended Credit Agreement. The Amended Credit Agreement also includes a 0.25% LIBOR margin pricing reduction if the Company’s fixed charge coverage ratio was greater than 1.5 to 1.0. The unused line fee under the Amended Credit Agreement was 0.25% to 0.35% of the unused line amount. In connection with the refinancing, the Company incurred fees and expenses aggregating $1.2 million, which are being amortized over the term of the Amended Credit Agreement.
     As of June 27, 2010, under the terms of the Amended Credit Agreement, the Company had no outstanding borrowings and borrowing availability of $73.9 million. As of June 28, 2009, under the terms of the Amended Credit Agreement, the Company had no outstanding borrowings and borrowing availability of $62.7 million.
     The Amended Credit Agreement contains affirmative and negative customary covenants for asset-based loans that restrict future borrowings and capital spending. The covenants under the Amended Credit Agreement are more restrictive than those in the indenture. Such covenants include restrictions and limitations on (i) sales of assets, consolidation, merger, dissolution and the issuance of the Company’s capital stock, each subsidiary guarantor and any domestic subsidiary thereof, (ii) permitted encumbrances on the Company’s property, each subsidiary guarantor and any domestic subsidiary thereof, (iii) the incurrence of indebtedness by the Company, any subsidiary guarantor or any domestic subsidiary thereof, (iv) the making of loans or investments by the Company, any subsidiary guarantor or any domestic subsidiary thereof, (v) the declaration of dividends and redemptions by the Company or any subsidiary guarantor and (vi) transactions with affiliates by the Company or any subsidiary guarantor. It also includes a trailing twelve month fixed charge coverage ratio that restricts the guarantor’s ability to use domestic cash to invest in certain assets if the ratio becomes less than 1.0 to 1.0, after giving effect to such investment on a pro forma basis. As of June 27, 2010 the Company had a fixed charge coverage ratio of less than 1.0 to 1.0 and was therefore not permitted to use domestic cash to invest in joint ventures or to acquire the assets or capital stock of another entity.
     Under the Amended Credit Agreement, the maximum capital expenditures are limited to $30 million per fiscal year with a 75% one-year unused carry forward. The Amended Credit Agreement permits the Company to make distributions, subject to standard criteria, as long as pro forma excess availability was greater than $25 million both before and after giving effect to such distributions, subject to certain exceptions. Under the Amended Credit Agreement, acquisitions by the Company are subject to pro forma covenant compliance. If borrowing capacity was less than $25 million at any time, covenants will include a required minimum fixed charge coverage ratio of 1.1 to 1.0, receivables are subject to cash dominion, and annual capital expenditures are limited to $5 million per year of maintenance capital expenditures.
     On September 9, 2010, the Company and the Subsidiary Guarantors (as co-borrowers) entered into the First Amendment to the Amended and Restated Credit Agreement (the “First Amended Credit Agreement”) with Bank of America, N.A. (as both Administrative Agent and Lender thereunder). The First Amended Credit Agreement provides for a revolving credit facility in an amount of $100 million (with the ability of the Company to request that the borrowing capacity be increased up to $150 million) and matures on September 9, 2015, provided that unless the 2014 notes have been prepaid, redeemed, defeased or otherwise repaid in full on or before February 15, 2014, the maturity date will be adjusted to February 15, 2014. The First Amended Credit Agreement amends the Amended Credit Agreement discussed above.
     The First Amended Credit Agreement is secured by first-priority liens on the Company’s and its subsidiary guarantors’ inventory, accounts receivable, general intangibles (other than uncertificated capital stock of subsidiaries and other persons), investment property (other than capital stock of subsidiaries and other persons), chattel paper, documents, instruments, supporting obligations, letter of credit rights, deposit accounts and other related personal property and all

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
proceeds relating to any of the above, and by second-priority liens, subject to permitted liens, on the Company’s and its subsidiary guarantors’ assets securing the 2014 notes and guarantees on a first-priority basis, in each case other than certain excluded assets. The Company’s ability to borrow under the First Amended Credit Agreement is limited to a borrowing base equal to specified percentages of eligible accounts receivable and inventory and is subject to other conditions and limitations.
     Borrowings under the First Amended Credit Agreement bear interest at rates of LIBOR plus 2.00% to 2.75% and/or prime plus 0.75% to 1.50%. The interest rate matrix is based on the Company’s excess availability under the First Amended Credit Agreement. The unused line fee under the First Amended Credit Agreement is 0.375% to 0.50% of the unused line amount. In connection with the First Amended Credit Agreement, the Company estimates that there will be fees and expenses totaling approximately $0.8 million, which will be added to the $0.2 million of remaining debt origination costs from the Amended Credit Agreement and amortized over the term of the facility.
     The First Amended Credit Agreement contains customary affirmative and negative covenants for asset-based loans that restrict future borrowings and certain transactions. Such covenants include restrictions and limitations on (i) sales of assets, consolidation, merger, dissolution and the issuance of the Company’s capital stock, any subsidiary guarantor and any domestic subsidiary thereof, (ii) permitted encumbrances on the Company’s property, any subsidiary guarantor and any domestic subsidiary thereof, (iii) the incurrence of indebtedness by the Company, any subsidiary guarantor or any domestic subsidiary thereof, (iv) the making of loans or investments by the Company, any subsidiary guarantor or any domestic subsidiary thereof, (v) the declaration of dividends and redemptions by the Company or any subsidiary guarantor and (vi) transactions with affiliates by the Company or any subsidiary guarantor. The covenants under the First Amended Credit Agreement are, however, generally less restrictive than the Amended Credit Agreement as the Company is no longer required to maintain a fixed charge coverage ratio of at least 1.0 to 1.0 to make certain distributions and investments so long as pro forma excess availability is at least 27.5% of the total credit facility. These distributions and investments include (i) the payment or making of any dividend, (ii) the redemption or other acquisition of any of the Company’s capital stock, (iii) cash investments in joint ventures, (iv) acquisition of the property and assets or capital stock or a business unit of another entity and (v) loans or other investments to a non-borrower subsidiary. The First Amended Credit Agreement does require the Company to maintain a trailing twelve month fixed charge coverage ratio of at least 1.0 to 1.0 should borrowing availability decrease below 15% of the total credit facility. There are no capital expenditure limitations under the First Amended Credit Agreement.
     On May 20, 1997, the Company entered into a sale leaseback agreement with a financial institution whereby land, buildings and associated real and personal property improvements of certain manufacturing facilities were sold to the financial institution and will be leased by the Company over a sixteen-year period. This transaction has been recorded as a direct financing arrangement. During fiscal year 2008, management determined that it was not likely that the Company would purchase back the property at the end of the lease term even though the Company retains the right to purchase the property under the agreement on any semi-annual payment date in the amount pursuant to a prescribed formula as defined in the agreement. As of June 27, 2010 and June 28, 2009, the balance of the capital lease obligation was $0.7 million and $1.0 million and the net book value of the related assets was $1.6 million and $2.2 million, respectively. Payments for the remaining balance of the sale leaseback agreement are due annually and are in varying amounts, in accordance with the agreement. Average annual principal payments over the next two years are $0.3 million. The interest rate implicit in the agreement is 7.84%.
     Unifi do Brazil received loans from the government of the State of Minas Gerais to finance 70% of the value added taxes due by Unifi do Brazil to the State of Minas Gerais. These twenty-four month loans were granted as part of a tax incentive program for producers in the State of Minas Gerais. The loans had a 2.5% origination fee and an effective interest rate equal to 50% of the Brazilian inflation rate. The loans were collateralized by a performance bond letter issued by a Brazilian bank, which secured the performance by Unifi do Brazil of its obligations under the loans. In return for this performance bond letter, Unifi do Brazil made certain restricted cash deposits with the Brazilian bank in amounts equal to 100% of the loan amounts. The deposits made by Unifi do Brazil earned interest at a rate equal to approximately 100% of the Brazilian prime interest rate. The ability to make new borrowings under the tax incentive program ended in May 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table summarizes the maturities of the Company’s long-term debt and other noncurrent liabilities on a fiscal year basis:

Aggregate Maturities
(Amounts in thousands)
Balance at
June 27, 2010	2011	2012	2013	2014	2015	Thereafter
$181,580	$15,327	$487	$125	$163,815	$60	$1,766
Other Obligations
     As of June 27, 2010 and June 28, 2009, other noncurrent liabilities include $1.4 million and $0.9 million for a deferred compensation plan for certain key management employees, $0.8 million and $1.1 million for retiree reserves and nil and $0.3 million in long-term severance obligations, respectively.
4. Intangible Assets, Net
     Intangible assets subject to amortization consist of a customer list of $22 million and non-compete agreements of $4 million which were entered in connection with an asset acquisition consummated in fiscal year 2007. The customer list is being amortized in a manner which reflects the expected economic benefit that will be received over its thirteen year life. The non-compete agreements are being amortized using the straight-line method over seven years including the agreement and its extensions. There are no residual values related to these intangible assets. Accumulated amortization at June 27, 2010 and June 28, 2009 for these intangible assets was $11.9 million and $8.7 million, respectively.
     In addition, the Company purchased a customer list for $0.5 million in a transaction that closed in the second quarter of fiscal year 2009. This customer list was amortized using the straight-line method over a period of one and one-half years and was fully amortized as of June 27, 2010. Accumulated amortization at June 28, 2009 was $0.2 million.
     These intangible assets all relate to the Company’s polyester segment. Amortization expenses were $3.5 million, $3.3 million, and $3.5 million for the fiscal years ended June 27, 2010, June 28, 2009, and June 29, 2008, respectively.
     The following table represents the expected intangible asset amortization for the next five fiscal years:

	Aggregate Amortization Expenses
	(Amounts in thousands)
	2011	2012	2013	2014	2015
Customer list	$2,173	$2,022	$1,837	$1,481	$1,215
Non-compete contract	381	381	381	381	381

	$2,554	$2,403	$2,218	$1,862	$1,596

5. Income Taxes
     Income (loss) from continuing operations before income taxes is as follows:

	Fiscal Years Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Income (loss) from continuing operations before income taxes:
United States	$(4,399)	$(54,310)	$(25,096)
Foreign	22,770	9,550	(5,230)

	$18,371	$(44,760)	$(30,326)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The provision for (benefit from) income taxes applicable to continuing operations for fiscal years 2010, 2009 and 2008 consists of the following:

	Fiscal Years Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Current:
Federal	$(48)	$—	$(5)
State	—	—	(45)
Foreign	8,325	3,927	5,296

	8,277	3,927	5,246

Deferred:
Federal	—	—	(14,504)
Repatriation of foreign earnings	—	—	1,866
State	—	—	(1,635)
Foreign	(591)	374	(1,922)

	(591)	374	(16,195)

Income tax provision (benefit)	$7,686	$4,301	$(10,949)

     Income tax expense (benefit) was 41.8% of pre-tax income in fiscal 2010, and 9.6%, and (36.1)% of pre-tax losses in fiscal years 2009 and 2008, respectively. A reconciliation of the provision for (benefit from) income taxes with the amounts obtained by applying the federal statutory tax rate is as follows:

	Fiscal Years Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Federal statutory tax rate	35.0%	(35.0)%	(35.0)%
State income taxes, net of federal tax benefit	(0.4)	(3.9)	(3.1)
Foreign income taxed at lower rates	(5.6)	2.1	17.2
Repatriation of foreign earnings	8.4	(3.9)	6.2
North Carolina investment tax credits expiration	5.2	2.2	8.0
Change in valuation allowance	(0.4)	45.2	(26.0)
Nondeductible expenses and other	(0.4)	2.9	(3.4)

Effective tax rate	41.8%	9.6%	(36.1)%

     In fiscal year 2008, the Company accrued federal income tax on $5 million of dividends expected to be distributed from a foreign subsidiary in future fiscal periods and $0.3 million of dividends distributed from a foreign subsidiary during fiscal year 2008. During the third quarter of fiscal year 2009, management revised its assertion with respect to the repatriation of $5 million of dividends and at that time intended to permanently reinvest this $5 million amount outside of the U.S. During fiscal year 2010, the Company repatriated current foreign earnings of $5.2 million for which the Company recorded an accrual of the related federal income taxes. All remaining undistributed earnings are deemed to be indefinitely reinvested. Undistributed earnings reinvested indefinitely in foreign subsidiaries aggregated $65.3 million at June 27, 2010.
     The deferred income taxes reflect the net tax effects of temporary differences between the basis of assets and liabilities for financial reporting purposes and their basis for income tax purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Significant components of the Company’s deferred tax liabilities and assets as of June 27, 2010 and June 28, 2009 were as follows:

	June 27, 2010	June 28, 2009
	(Amounts in thousands)
Deferred tax assets:
Investments in unconsolidated affiliates	$16,331	$18,882
State tax credits	1,391	2,347
Accrued liabilities and valuation reserves	8,748	11,080
Net operating loss carryforwards	20,318	17,663
Intangible assets	8,483	8,809
Charitable contributions	222	253
Other items	2,428	2,392

Total gross deferred tax assets	57,921	61,426
Valuation allowance	(39,988)	(40,118)

Net deferred tax assets	17,933	21,308

Deferred tax liabilities:
PP&E	15,791	20,114
Other	616	387

Total deferred tax liabilities	16,407	20,501

Net deferred tax asset	$1,526	$807

     As of June 27, 2010, the Company has $53.7 million in federal net operating loss carryforwards and $40.5 million in state net operating loss carryforwards that may be used to offset future taxable income. The Company also has $1.9 million in North Carolina investment tax credits and $0.3 million of charitable contribution carryforwards, the deferred income tax effects of which are fully offset by valuation allowances. The Company accounts for investment credits using the flow-through method. These carryforwards, if unused, will expire as follows:

Federal net operating loss carryforwards	2024 through 2030
State net operating loss carryforwards	2011 through 2030
North Carolina investment tax credit carryforwards	2011 through 2015
Charitable contribution carryforwards	2011 through 2015
     For the year ended June 27, 2010, the valuation allowance decreased $0.1 million primarily as a result of the decrease in temporary differences and the expiration of state income tax credit carryforwards which were offset by an increase in federal net operating loss carryforwards. For the year ended June 28, 2009, the valuation allowance increased $20.3 million primarily as a result of the increase in federal net operating loss carryforwards and the impairment of goodwill. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, available taxes in the carryback periods, projected future taxable income and tax planning strategies in making this assessment.
     A reconciliation of beginning and ending gross amounts of unrecognized tax benefits is as follows:

	June 27, 2010	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Beginning balance	$2,167	$4,666	$6,813
Increases (decreases) resulting from tax positions taken during the current period	—	—	319
Increases (decreases) resulting from tax positions taken during prior periods	(1,793)	(2,499)	(2,466)

Ending balance	$374	$2,167	$4,666

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     None of the unrecognized tax benefits would, if recognized, affect the effective tax rate.
     The Company has elected to classify interest and penalties recognized as income tax expense. The Company had $0.1 million of accrued interest and no penalties related to uncertain tax positions in fiscal year 2008. The Company did not accrue interest or penalties related to uncertain tax positions during fiscal years 2009 or 2010.
     The Company is subject to income tax examinations for U.S. federal income taxes for fiscal years 2005 through 2010, for non-U.S. income taxes for tax years 2001 through 2010, and for state and local income taxes for fiscal years 2001 through 2010. During fiscal year 2009, the Internal Revenue Service completed their examination of the Company’s return for fiscal year 2006. The examination resulted in a $0.3 million reduction in the net operating loss carryforward, but did not affect the amount of tax the Company reported on its return.
6. Common Stock, Stock Option Plans and Restricted Stock Plan
     Common shares authorized were 500 million in fiscal years 2010 and 2009. Common shares outstanding at June 27, 2010 and June 28, 2009 were 20,057,322 and 20,685,655, respectively.
     Stock options were granted during fiscal years 2010, 2009, and 2008. The fair value and related compensation expense of options were calculated as of the issuance date using the Black-Scholes model for awards granted in fiscal year 2010, which contain graded vesting provisions based on a continuous service condition. A Monte Carlo model was used for awards granted in fiscal years 2009 and 2008, which contain vesting provisions subject to market conditions. The stock option valuation models used the following assumptions:

	Fiscal Years Ended
Options Granted	June 27, 2010	June 28, 2009	June 29, 2008
Expected term (years)	5.5	7.9	6.6
Interest rate	2.8%	3.7%	4.4%
Volatility	63.6%	63.6%	62.3%
Dividend yield	—	—	—
     On October 21, 1999, the shareholders of the Company approved the 1999 Unifi, Inc. Long-Term Incentive Plan (“1999 Long-Term Incentive Plan”). The plan authorized the issuance of up to 2,000,000 shares of Common Stock pursuant to the grant or exercise of stock options, including Incentive Stock Options (“ISO”), Non-Qualified Stock Options (“NQSO”) and restricted stock, but not more than 1,000,000 shares may be issued as restricted stock. Option awards granted under this plan were issued with an exercise price equal to the market price of the Company’s stock at the date of grant.
     During the second quarter of fiscal year 2008, the Compensation Committee (“Committee”) of the Board of Directors (“Board”) authorized the issuance of 523,319 options from the 1999 Long-Term Incentive Plan of which 40,000 were issued to certain Board members and the remaining options were issued to certain key employees. The options issued to key employees are subject to a market condition which vests the options on the date that the closing price of the Company’s common stock shall have been at least $18 per share for thirty consecutive trading days. The options issued to certain Board members are subject to a similar market condition in that one half of each member’s options vest on the date that the closing price of the Company’s common stock shall have been at least $24 per share for thirty consecutive trading days and the remaining one half vest on the date that the closing price of the Company’s common stock shall have been at least $30 per share for thirty consecutive trading days. The Company used a Monte Carlo stock option model to estimate the fair value which ranges from $5.16 per share to $5.37 per share and the derived vesting periods which range from 2.4 to 3.9 years. These options have ten year contractual terms.
     On October 29, 2008, the shareholders of the Company approved the 2008 Unifi, Inc. Long-Term Incentive Plan (“2008 Long-Term Incentive Plan”). The 2008 Long-Term Incentive Plan authorized the issuance of up to 2,000,000 shares of Common Stock pursuant to the grant or exercise of stock options, including ISO, NQSO and restricted stock, but not more than 1,000,000 shares may be issued as restricted stock. Option awards are granted with an exercise price not less than the market price of the Company’s stock at the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     During the second quarter of fiscal year 2009, the Committee authorized the issuance of 93,326 stock options from the 2008 Long-Term Incentive Plan to certain key employees. The stock options are subject to a market condition which vests the options on the date that the closing price of the Company’s common stock shall have been at least $18 per share for thirty consecutive trading days. The exercise price is $12.48 per share which is equal to the market price of the Company’s stock on the grant date. The Company used a Monte Carlo stock option model to estimate the fair value of $7.47 per share and the derived vesting period of 1.2 years. These options have ten year contractual terms.
     During the first quarter of fiscal year 2010, the Committee authorized the issuance of 566,659 stock options from the 2008 Long-Term Incentive Plan to certain key employees and certain members of the Board. The stock options vest ratably over a three year period and have ten year contractual terms. The Company used the Black-Scholes model to estimate the weighted-average grant date fair value of $3.34 per share.
     The compensation cost that was charged against income for the fiscal years ended June 27, 2010, June 28, 2009, and June 29, 2008 related to these plans was $2.1 million, $1.4 million, and $1 million, respectively. These costs were recorded as selling, general and administrative expense with the offset to additional paid-in-capital. The total income tax benefit recognized for share-based compensation in the Consolidated Statements of Operations was not material for all periods presented.
     The fair value of each option award is estimated on the date of grant using either the Black-Scholes model for awards containing a service condition or a Monte Carlo model for awards containing a market price condition. The Company uses historical data to estimate the expected life, volatility, and estimated forfeitures of an option. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Monte Carlo model simulates future stock movements in order to determine the fair value of the option grant and derived service period.
     At June 27, 2010, the Company has 649,985 and 1,082,423 shares reserved for the options that remain outstanding under grants from the 2008 Long-Term Incentive Plan and the 1999 Long-Term Incentive Plan, respectively. There were no remaining outstanding options issued under the previous ISO and NQSO plans at June 27, 2010. No additional options will be issued under the 1999 Long-Term Incentive Plan or any previous ISO or NQSO plan. The stock option activity for fiscal year 2010 for all plans is as follows:

	2008 and 1999 Long-Term
	Incentive Plans		Previous Plans
	Options	Weighted	Options	Weighted
	Outstanding	Avg. $/Share	Outstanding	Avg. $/Share
Shares under option — at June 28, 2009	1,321,084	14.37	—	—
Granted	566,659	5.80	—	—
Exercised	—	—	—	—
Expired	(155,335)	35.58	—	—
Forfeited	—	—	—	—

Shares under option — at June 27, 2010	1,732,408	9.67	—	—

     The weighted average grant-date fair value of options granted in fiscal 2010, 2009, and 2008 was $3.34, $7.47, and $5.36, respectively. The total intrinsic value of options exercised was $1.6 million and $24 thousand in fiscal years 2009 and 2008, respectively. There were no options exercised in fiscal year 2010. The amount of cash received from the exercise of options was $3.8 million and $0.4 million in fiscal years 2009 and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     A summary of the status of the Company’s non-vested shares as of June 27, 2010, and changes during the year ended June 27, 2010, is presented below.

	Market	Service		Weighted-Average
	Condition	Condition		Grant-Date Fair
Non-vested Shares	Shares	Shares	Total Shares	Value
Non-vested at June 28, 2009	583,312	—	583,312	$5.66
Granted	—	566,659	566,659	3.34
Vested	—	—	—	—
Forfeited	—	—	—	—

Non-vested at June 27, 2010	583,312	566,659	1,149,971	$4.52

     The following table sets forth the exercise prices, the number of options outstanding and exercisable and the remaining contractual lives of the Company’s stock options as of June 27, 2010:

			Options Outstanding			Options Exercisable
					Weighted
				Weighted	Average		Weighted
			Number of	Average	Contractual Life	Number of	Average
			Options	Exercise	Remaining	Options	Exercise
Exercise Price			Outstanding	Price	(Years)	Exercisable	Price
$5.73	-	$9.30	1,364,965	$7.25	7.6	298,320	$8.48
9.31	-	18.60	136,658	11.62	7.4	53,332	10.27
18.61	-	27.90	212,592	22.23	1.5	212,592	22.23
27.91	-	33.42	18,193	29.77	1.4	18,193	29.77

Totals			1,732,408	9.67	6.8	582,437	14.33

     The following table sets forth certain required stock option information for awards granted under the 1999 Long-Term Incentive Plan and the 2008 Long-Term Incentive Plan as of and for the year ended June 27, 2010:

2008 and 1999
Long-Term
Incentive Plan
Number of options vested and expected to vest	1,696,672
Weighted-average price of options vested and expected to vest	$9.75
Intrinsic value of options vested and expected to vest	$6,446,449
Weighted-average remaining contractual term of options vested and expected to vest	6.7 years
Number of options exercisable as of June 27, 2010	582,437
Weighted-average exercise price for options currently exercisable	$14.33
Intrinsic value of options currently exercisable	$1,162,601
Weighted-average remaining contractual term of options currently exercisable	3.7 years
     The Company has a policy of issuing new shares to satisfy share option exercises. The Company has elected an accounting policy of accelerated attribution for graded vesting.
     As of June 27, 2010, unrecognized compensation costs related to unvested share based compensation arrangements was $0.8 million. The weighted average period over which these costs are expected to be recognized is 1.1 years.
     On November 25, 2009, the Company agreed to purchase 628,333 shares of its common stock at a purchase price of $7.95 per share from Invemed Catalyst Fund, L.P. (based on an approximate 10% discount to the closing price of the common stock on November 24, 2009). The purchase of the shares pursuant to the transaction was not pursuant to the Company’s stock repurchase plan. The transaction closed on November 30, 2009 at a total purchase price of $5 million.
     All outstanding amounts and computations using such amounts have been retroactively adjusted to reflect the November 3, 2010 1-for-3 reverse stock split.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
7. Assets Held for Sale
     During the second quarter of fiscal year 2008, the Company negotiated an agreement with E.I. DuPont de Nemours (“DuPont”) to sell its polyester facility located in Kinston, North Carolina (“Kinston”). On March 20, 2008, the Company completed the sale of these assets. Per the agreement, the Company retained the right to sell certain idle polyester assets for a period of two years ending March 20, 2010 at which time the remaining assets would be conveyed to DuPont for no consideration. As of June 28, 2009, the Company had assets held for sale related to the consolidation of its polyester manufacturing capacity of which $1.4 million related to these remaining assets and structures. During the first quarter of fiscal year 2010, the Company entered into a contract to sell some of these assets for $1.3 million and therefore recorded a $0.1 million non-cash impairment charge. The sale closed during the second quarter of fiscal year 2010. On March 20, 2010, the remaining assets were conveyed back to DuPont with no consideration paid to the Company.
8. Impairment Charges
Write down of long-lived assets
     During the first quarter of fiscal year 2008, the Company’s Brazilian polyester operation continued its modernization plan for its facilities by abandoning four of its older machines and replacing these machines with newer machines that it purchased from the Company’s domestic polyester division. As a result, the Company recognized a $0.5 million non-cash impairment charge on the older machines.
     During the second quarter of fiscal year 2008, the Company evaluated the carrying value of the remaining polyester machinery and equipment at Dillon Yarn Corporation (“Dillon”). The Company sold several machines to a foreign subsidiary and in addition transferred several other machines to its Yadkinville, North Carolina facility. Six of the remaining machines were leased under an operating lease to a manufacturer in Mexico at a fair market value substantially less than their carrying value. The last five remaining machines were scrapped for spare parts inventory. These eleven machines were written down to fair market value determined by the lease; and as a result, the Company recorded a non-cash impairment charge of $1.6 million in the second quarter of fiscal year 2008. The adjusted net book value was depreciated over a two-year period which is consistent with the life of the lease.
     In addition, during the second quarter of fiscal year 2008, the Company negotiated with DuPont to sell its polyester facility in Kinston, North Carolina. Based on appraisals, management concluded that the carrying value of the real estate exceeded its fair value. Accordingly, the Company recorded $0.7 million in non-cash impairment charges. On March 20, 2008, the Company completed the sale of assets located in Kinston. The Company retained the right to sell certain idle polyester assets for a period of two years.
     During the fourth quarter of fiscal year 2009, the Company determined that a review of the remaining assets held for sale located in Kinston, North Carolina was necessary as a result of sales negotiations. The cash flow projections related to these assets were based on the expected sales proceeds, which were estimated based on the current status of negotiations with a potential buyer. As a result of this review, the Company determined that the carrying value of the assets exceeded the fair value and recorded $0.4 million in non-cash impairment charges related to these assets held for sale as discussed above in “Footnote 7-Assets Held For Sale”.
     During the first quarter of fiscal year 2010, the Company entered into a contract to sell certain of the assets held for sale in Kinston and based on the contract price, the Company recorded a $0.1 million non-cash impairment charge in the first quarter of fiscal year 2010.
Write down of investment in unconsolidated affiliates
     During the first quarter of fiscal year 2008, the Company determined that a review of the carrying value of its investment in USTF was necessary as a result of sales negotiations. As a result of this review, the Company determined that the carrying value exceeded its fair value. Accordingly, a non-cash impairment charge of $4.5 million was recorded in the first quarter of fiscal year 2008.
     In July 2008, the Company announced a proposed agreement to sell its 50% ownership interest in YUFI to its partner, YCFC, for $10 million, pending final negotiation and execution of definitive agreements and the receipt of Chinese

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
regulatory approvals. In connection with a review of the YUFI value during negotiations related to the sale, the Company initiated a review of the carrying value of its investment in YUFI. As a result of this review, the Company determined that the carrying value of its investment in YUFI exceeded its fair value. Accordingly, the Company recorded a non-cash impairment charge of $6.5 million in the fourth quarter of fiscal year 2008.
     During the second quarter of fiscal year 2009, the Company and YCFC renegotiated the proposed agreement to sell the Company’s interest in YUFI to YCFC from $10 million to $9 million. As a result, the Company recorded an additional impairment charge of $1.5 million, which included $0.5 million related to certain disputed accounts receivable and $1 million related to the fair value of its investment, as determined by the re-negotiated equity interest sales price which was lower than carrying value. During the fourth quarter of fiscal year 2009, the Company completed the sale of YUFI to YCFC. See “Footnote 2-Investments in Unconsolidated Affiliates” for further discussion.
Goodwill Impairment
     The Company’s balance sheet at December 28, 2008 reflected $18.6 million of goodwill, all of which related to a domestic polyester acquisition in January 2007. This goodwill was reviewed for impairment annually, unless specific circumstances indicated that a more timely review was warranted. This impairment test involved estimates and judgments that were critical in determining whether any impairment charge should be recorded and the amount of such charge if an impairment loss is deemed to be necessary. Based on a decline in its market capitalization during the third quarter of fiscal year 2009 and difficult market conditions, the Company determined that it was appropriate to re-evaluate the carrying value of its goodwill during the quarter ended March 29, 2009. In connection with this third quarter interim impairment analysis, the Company updated its cash flow forecasts based upon the latest market intelligence, its discount rate and its market capitalization values. The projected cash flows were based on the Company’s forecasts of volume, with consideration of relevant industry and macroeconomic trends. The fair value of the domestic polyester reporting unit was determined based upon a combination of a discounted cash flow analysis and a market approach utilizing market multiples of “guideline” publicly traded companies. As a result of the findings, the Company determined that the goodwill was impaired and recorded a goodwill impairment charge of $18.6 million in the third quarter of fiscal year 2009.
9. Severance and Restructuring Charges
Severance
     On August 2, 2007, the Company announced the closure of its Kinston, North Carolina polyester facility. The Kinston facility produced POY for internal consumption and third party sales. The Company continues to produce POY in the Yadkinville, North Carolina facility for its specialty and premier value yarns and purchases some of its commodity POY needs from external suppliers. During fiscal year 2008, the Company recorded $1.3 million for severance related to its Kinston consolidation. Approximately 231 employees which included 31 salaried positions and 200 wage positions were affected as a result of this reorganization. The severance expense is included in the cost of sales line item in the Consolidated Statements of Operations.
     On August 22, 2007, the Company announced its plan to re-organize certain corporate staff and manufacturing support functions to further reduce costs. The Company recorded $1.1 million for severance related to this reorganization. Approximately 54 salaried employees were affected by this reorganization. The severance expense is included in the restructuring charges line item in the Consolidated Statements of Operations. In addition, the Company recorded severance of $2.4 million for its former CEO and $1.7 million for severance related to its former Chief Financial Officer (“CFO”) during fiscal year 2008. These additional severance expenses are included in the selling, general and administrative expense line item in the Consolidated Statements of Operations.
     On May 14, 2008, the Company announced the closure of its polyester facility located in Staunton, Virginia and the transfer of certain production to its facility in Yadkinville, North Carolina which was completed in November 2008. During the first quarter of fiscal year 2009, the Company recorded $0.1 million for severance related to its Staunton consolidation. Approximately 40 salaried and wage employees were affected by this reorganization. The severance expenses are included in the cost of sales line item in the Consolidated Statements of Operations.
     In the third quarter of fiscal year 2009, the Company re-organized and reduced its workforce due to the economic downturn. Approximately 200 salaried and wage employees were affected by this reorganization related to the Company’s

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
efforts to reduce costs. As a result, the Company recorded $0.3 million in severance charges related to certain salaried corporate and manufacturing support staff. The severance expenses are included in the restructuring charges line item in the Consolidated Statements of Operations.
Restructuring
     On October 25, 2006, the Company’s Board approved the purchase of the assets of the yarn division of Dillon. This approval was based on a business plan which assumed certain significant synergies that were expected to be realized from the elimination of redundant overhead, the rationalization of under-utilized assets and certain other product optimization. The preliminary asset rationalization plan included exiting two of the three production activities currently operating at the Dillon facility and moving them to other Unifi manufacturing facilities. The plan was to be finalized once operations personnel from the Company would have full access to the Dillon facility, in order to determine the optimal asset plan for the Company’s anticipated product mix. This plan was consistent with the Company’s domestic market consolidation strategy. On January 1, 2007, the Company completed the Dillon asset acquisition.
     Concurrent with the acquisition the Company entered into a Sales and Services Agreement (the “Agreement”). The Agreement covered the services of certain Dillon personnel who were responsible for product sales and certain other personnel that were primarily focused on the planning and operations at the Dillon facility. The services would be provided over a period of two years at a fixed cost of $6 million. In the fourth quarter of fiscal year 2007, the Company finalized its plan and announced its decision to exit its recently acquired Dillon polyester facility.
     The closure of the Dillon facility triggered an evaluation of the Company’s obligations arising under the Agreement. The Company determined from this evaluation that the fair value of the services to be received under the Agreement were significantly lower than the obligation to Dillon. As a result, the Company determined that a portion of the obligation should be considered an unfavorable contract. The Company concluded that costs totaling $3.1 million relating to services provided under the Agreement were for the ongoing benefit of the combined business and therefore should be reflected as an expense in the Company’s Consolidated Statements of Operations, as incurred. The remaining Agreement costs totaling $2.9 million were for the personnel involved in the planning and operations of the Dillon facility and related to the time period after shutdown in June 2007. Therefore, these costs were reflected as an assumed purchase liability since these costs no longer related to the generation of revenue and had no future economic benefit to the combined business.
     In fiscal year 2008, the Company recorded $3.4 million for restructuring charges related to contract termination costs and other noncancellable contracts for continued services after the closing of the Kinston facility. See the Severance discussion above for further details related to Kinston. These charges were recorded in the restructuring charges line item in the Consolidated Statements of Operations for fiscal year 2008.
     During the fourth quarter of fiscal year 2009, the Company recorded $0.2 million of restructuring recoveries related to retiree reserves. This recovery was recorded in the restructuring charges (recoveries) line item in the Consolidated Statements of Operations for fiscal year 2009.
     On January 11, 2010, the Company announced that it created Unifi Central America, Ltda. DE C.V. (“UCA”). With a base of operations established in El Salvador, UCA will serve customers in the Central American region. The Company began dismantling and relocating polyester equipment to the region during the third quarter of fiscal year 2010 and expects to complete the relocation by the second quarter of fiscal year 2011. The Company expects to incur approximately $1.6 million in polyester equipment relocation costs of which $0.8 million was incurred during fiscal year 2010. In addition, the Company expects to incur $0.7 million related to reinstallation of idle texturing equipment in its Yadkinville, North Carolina facility. The polyester equipment relocation costs are recorded in the restructuring charges line item as incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The table below summarizes changes to the accrued severance and accrued restructuring accounts for the fiscal years ended June 27, 2010 and June 28, 2009 (amounts in thousands):

	Balance at	Additional			Balance at
	June 28, 2009	Charges	Adjustments	Amounts Used	June 27, 2010
Accrued severance	$1,687	$—	$20	$(1,406)	$301 (1)

	Balance at	Additional			Balance at
	June 29, 2008	Charges	Adjustments	Amounts Used	June 28, 2009
Accrued severance	$3,668	$371	$5	$(2,357)	$1,687 (2)
Accrued restructuring	1,414	—	224	(1,638)	—

(1)	There was no executive severance classified as long-term as of June 27, 2010.

(2)	As of June 28, 2009, the Company classified $0.3 million of the executive severance as long-term.
10. Discontinued Operations
     On July 28, 2004, the Company announced its decision to close its European manufacturing operations including the polyester manufacturing facilities in Ireland. During fiscal year 2006, the Company received the final proceeds from the sale of capital assets with only worker’s compensation claims and other regulatory commitments to be completed and included the operating results from this facility as discontinued operations for fiscal years 2007, 2008, and 2009. In March 2009, the Company completed the final accounting for the closure of the subsidiary and filed the appropriate dissolution papers with the Irish government.
     The Company’s polyester dyed facility in Manchester, England closed in June 2004 and the physical assets were abandoned in June 2005. At that time, the remaining assets and liabilities, which consisted of cash, receivables, office furniture and equipment, and intercompany payables were turned over to local liquidators for settlement. The subsidiary also had reserves recorded for claims by third party creditors for preferential transfers related to its historical intercompany activity. In June 2008, the Company determined that the likelihood of such claims was remote and therefore recorded $3.2 million of recoveries related to the reversal of the reserves. The Company included the results from discontinued operations in its net loss for fiscal years 2008. The subsidiary was dissolved on May 11, 2009.
     Results of all discontinued operations which include the European Division and the dyed facility in England are as follows:

	Fiscal Years Ended
	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Net sales	$—	$—

Income from discontinued operations before income taxes	65	3,205
Income tax benefit	—	(21)

Net income from discontinued operations, net of taxes	$65	$3,226

11. Derivative Financial Instruments and Fair Value Measurements
     The Company accounts for derivative contracts and hedging activities at fair value. Changes in the fair value of derivative contracts are recorded in Other operating (income) expense, net in the Consolidated Statements of Operations. The Company does not enter into derivative financial instruments for trading purposes nor is it a party to any leveraged financial instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Company conducts its business in various foreign currencies. As a result, it is subject to the transaction exposure that arises from foreign exchange rate movements between the dates that foreign currency transactions are recorded and the dates they are consummated. The Company utilizes some natural hedging to mitigate these transaction exposures. The Company primarily enters into foreign currency forward contracts for the purchase and sale of European, North American and Brazilian currencies to use as economic hedges against balance sheet and income statement currency exposures. These contracts are principally entered into for the purchase of inventory and equipment and the sale of Company products into export markets. Counter-parties for these instruments are major financial institutions.
     Currency forward contracts are used as economic hedges for the exposure for sales in foreign currencies based on specific sales made to customers. Generally, 60-75% of the sales value of these orders is covered by forward contracts. Maturity dates of the forward contracts are intended to match anticipated receivable collections. The Company marks the forward contracts to market at month end and any realized and unrealized gains or losses are recorded as other operating (income) expense. The Company also enters currency forward contracts for committed machinery and inventory purchases. Generally up to 5% of inventory purchases made by the Company’s Brazilian subsidiary are covered by forward contracts although 100% of the cost may be covered by individual contracts in certain instances. The latest maturities for all outstanding sales and purchase foreign currency forward contracts are September 2010 and March 2011, respectively.
     The Company has adopted the guidance issued by the Financial Accounting Standards Board which established a framework for measuring and disclosing fair value measurements related to financial and non financial assets. There is now a common definition of fair value used and a hierarchy for fair value measurements based on the type of inputs that are used to value the assets or liabilities at fair value.
     The levels of the fair value hierarchy are:
•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date,

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, or

•	Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.
     The dollar equivalent of these forward currency contracts and their related fair values are detailed below (amounts in thousands):

	June 27, 2010	June 28, 2009	June 29, 2008
	Level 2	Level 2	Level 2
Foreign currency purchase contracts:
Notional amount	$2,826	$110	$492
Fair value	2,873	130	499

Net gain	$(47)	$(20)	$(7)

Foreign currency sales contracts:
Notional amount	1,231	1,121	620
Fair value	1,217	1,167	642

Net gain (loss)	$14	$(46)	$(22)

     The fair values of the foreign exchange forward contracts at the respective year-end dates are based on discounted year-end forward currency rates. The total impact of foreign currency related items that are reported on the line item Other operating (income) expense, net in the Consolidated Statements of Operations, including transactions that were hedged and those unrelated to hedging, was a pre-tax gain of $0.1 million for the fiscal year ended June 27, 2010 and pre-tax losses of $0.4 million and $0.5 million for the fiscal years ended June 28, 2009 and June 29, 2008.
     The Company’s financial assets include cash and cash equivalents, net receivables, restricted cash, accounts payable, currency forward contracts, and notes payable. The cash and cash equivalents, receivables, net, restricted cash, and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
accounts payable approximate fair value due to their short maturities. The Company calculates the fair value of its 2014 notes based on the traded price of the 2014 notes on the latest trade date prior to its period end. These are considered Level 1 inputs in the fair value hierarchy.
     The carrying values and approximate fair values of the Company’s financial assets and liabilities excluding the currency forward contracts discussed above as of June 27, 2010 and June 28, 2009 were as follows (amounts in thousands):

	June 27, 2010		June 28, 2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Assets:
Cash and cash equivalents	$42,691	$42,691	$42,659	$42,659
Receivables, net	91,243	91,243	77,810	77,810
Restricted cash	—	—	6,930	6,930
Liabilities:
Accounts payable	40,662	40,662	26,050	26,050
Notes payable	178,722	184,084	179,222	112,910
     The Company measures certain assets at fair value on a nonrecurring basis when they are deemed to be other-than-temporarily impaired. These include assets held for sale, long-lived assets, goodwill, intangible assets, and investments in unconsolidated affiliates. The fair values of these assets were determined based on valuation techniques using the best information available and may include quoted market prices, market comparables, and discounted cash flow projections.
     Impairment charges were recognized for certain assets measured at fair value, on a non-recurring basis as the decline in their respective fair values below their cost was determined to be other than temporary in all instances. During fiscal years 2010, 2009, and 2008, the Company recorded impairment charges of $0.1 million, $20.4 million, and $13.8 million, respectively, for the write down of long-lived assets, goodwill, and the write down of investment in unconsolidated affiliates. The valuation techniques used to determine the fair values for these assets are considered Level 3 inputs in the fair value hierarchy. See “Footnote 8-Impairment Charges” for further discussion of the evaluation performed of these assets.
12. Commitments and Contingencies
     At the end of fiscal year 2010, the Company had purchase obligations for the purchase of two extrusion lines and for the construction of a recycled polyester chip facility located in Yadkinville, North Carolina. The Company will purchase machinery and equipment for the recycling of post consumer flake and post industrial waste fiber and fabrics to be installed in a new facility. As of June 27, 2010, the Company had made a deposit of $1.2 million for the first down payment on the extruders. The Company is obligated to make three additional payments upon the completion of the installation of the machinery totaling $2.8 million. The delivery date for the equipment is scheduled for December 2010 with production beginning in February 2011. The Company is also committed to spend $1.5 million for the construction of the new facility. The completion date is scheduled by December 2010. Related to the building of the facility, if the Company terminates the construction of the building without cause, the Company is obligated to pay the total of costs incurred by the contractor at such time along with an additional surcharge.
     On September 30, 2004, the Company completed its acquisition of the polyester filament manufacturing assets located at Kinston from INVISTA S.a.r.l. (“INVISTA”). The land for the Kinston site was leased pursuant to a 99 year ground lease (“Ground Lease”) with DuPont. Since 1993, DuPont has been investigating and cleaning up the Kinston site under the supervision of the U.S. Environmental Protection Agency (“EPA”) and the North Carolina Department of Environment and Natural Resources (“DENR”) pursuant to the Resource Conservation and Recovery Act Corrective Action program. The Corrective Action program requires DuPont to identify all potential areas of environmental concern (“AOCs”), assess the extent of containment at the identified AOCs and clean it up to comply with applicable regulatory standards. Effective March 20, 2008, the Company entered into a Lease Termination Agreement associated with conveyance of certain assets at Kinston to DuPont. This agreement terminated the Ground Lease and relieved the Company of any future responsibility for environmental remediation, other than participation with DuPont, if so called upon, with regard to the Company’s period of operation of the Kinston site. However, the Company continues to own a satellite service facility acquired in the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
INVISTA transaction that has contamination from DuPont’s operations and is monitored by DENR. This site has been remediated by DuPont and DuPont has received authority from DENR to discontinue remediation, other than natural attenuation. DuPont’s duty to monitor and report to DENR will be transferred to the Company in the future, at which time DuPont must pay the Company for seven years of monitoring and reporting costs and the Company will assume responsibility for any future remediation and monitoring of the site. At this time, the Company has no basis to determine if and when it will have any responsibility or obligation with respect to the AOCs or the extent of any potential liability for the same.
     The Company is aware of certain claims and potential claims against it for the alleged use of non-compliant “Berry Amendment” nylon POY in yarns that the Company sold which may have ultimately been used to manufacture certain U.S. military garments (the “Military Claims”). As of June 27, 2010 the Company recorded an accrual for the Military Claims of which one was settled for $0.2 million on July 19, 2010.
13. Related Party Transactions
     In fiscal year 2007, the Company purchased the polyester and nylon texturing operations of Dillon (the “Transaction”). In connection with the Transaction the Company and Dillon entered into the Agreement for a term of two years from January 1, 2007, pursuant to which the Company agreed to pay Dillon an aggregate amount of $6 million in exchange for certain sales and transitional services to be provided by Dillon’s sales staff and executive management, of which $0.5 million and $1.1 million was expensed in fiscal years 2009 and 2008, respectively. The remaining $2.9 million contract costs were treated as an assumed purchase liability, since after the closure of the Dillon facility these costs no longer related to the generation of revenue and had no future economic benefit to the combined business. In addition during fiscal years 2010, 2009, and 2008, the Company recorded sales to and commission income from Dillon in the aggregate amount of $71 thousand, $51 thousand, and $62 thousand, has purchased products from Dillon in an aggregate amount of $3.2 million, $2.8 million, and $2.3 million and paid to Dillon, for certain employee and other expense reimbursements, an aggregate amount of $0.2 million, $0.2 million, and $0.5 million, respectively. As of June 27, 2010 and June 28, 2009, the Company had $21 thousand and $1 thousand, respectively, of outstanding Dillon customer receivables. Further in connection with the Transaction, Dillon guaranteed up to $1 million of the Company’s receivable from New River Industries, Inc. (“New River”). During fiscal year 2008, New River declared bankruptcy. Pursuant to this guarantee, during fiscal year 2008, the Company received $1 million from Dillon to settle the receivable.
     In December 2008 and 2009, the Company and Dillon extended the polyester services portion of the Agreement twice, each for a term of one year. As a result, the Company recorded $1.5 million and $1.4 million of SG&A expense for fiscal year 2010 and fiscal year 2009, respectively, related to this contract and the related amendments. Mr. Stephen Wener is the President and Chief Executive Officer of Dillon. Mr. Wener has been a member of the Company’s Board since May 24, 2007. The terms of the Company’s Agreement with Dillon are, in management’s opinion, no less favorable than the Company would have been able to negotiate with an independent third party for similar services.
     As of June 27, 2010 and June 28, 2009, the Company had outstanding payables to Dillon in the amounts of $0.5 million and $0.3 million, respectively.
     In fiscal year 2008, Unifi Manufacturing, Inc. (“UMI”), a wholly-owned subsidiary of the Company, sold certain real and personal property held by UMI located in Dillon, South Carolina, to 1019 Realty LLC (the “Buyer”) at a sales price of $4 million. The real and personal property sold by UMI was acquired by the Company pursuant to the Transaction. Mr. Wener is a manager of the Buyer and has a 13.5% ownership interest in and is the sole manager of an entity which owns 50% of the Buyer.
     Mr. Wener is an Executive Vice President of American Drawtech Company, Inc. (“ADC”) and beneficially owns a 12.5% equity interest in ADC. During fiscal years 2010, 2009, and 2008, the Company recorded sales to and commission income from ADC in the aggregate amount of $2 million, $2.2 million, and $2.4 million and paid expenses to ADC of $53 thousand, $15 thousand, and $17 thousand, respectively. The sales terms, in management’s opinion, are comparable to terms that the Company would have been able to negotiate with an independent third party. As of June 27, 2010 and June 28, 2009, the Company had $0.2 million for both periods of outstanding ADC customer receivables.
     During fiscal year 2009, Mr. Wener was a director of Titan Textile Canada, Inc. (“Titan”) and beneficially owned a 12.5% equity interest in Titan. During fiscal years 2010, 2009, and 2008, the Company recorded sales to Titan in the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
amount of nil, $0.7 million, and $2.3 million, respectively. As of June 27, 2010 and June 28, 2009, the Company had no outstanding Titan customer receivables. As of February 24, 2009, Mr. Wener resigned as director and sold his equity interest in Titan.
     Mr. Kenneth G. Langone, a member of the Company’s Board, is a director, stockholder, and Chairman of the Board of Salem Holding Company. In fiscal years 2010, 2009, and 2008, the Company paid Salem Leasing Corporation, a wholly-owned subsidiary of Salem Holding Company, $3.0 million, $3.3 million, and $3.4 million, respectively, in connection with leases of tractors and trailers, and for related services. The terms of the Company’s leases with Salem Leasing Corporation are, in management’s opinion, no less favorable than the Company would have been able to negotiate with an independent third party for similar equipment and services. As of June 27, 2010 and June 28, 2009, the Company had outstanding payables to Salem Leasing Corporation in the amounts of $0.4 million and $0.2 million, respectively.
     On November 25, 2009, the Company entered into a stock purchase agreement with Invemed Catalyst Fund L.P. (the “Fund”). Pursuant to the stock purchase agreement, the Company agreed to purchase 628,333 shares of its common stock from the Fund for an aggregate purchase price of $5 million. The Company and the Fund negotiated the per share purchase price of $7.95 per share based on an approximately 10% discount to the closing price of the Company’s common stock on November 24, 2009. Mr. Kenneth G. Langone is the principal stockholder and CEO of Invemed Securities, Inc., which is a managing member of Invemed Catalyst Gen Par, LLC, the general partner of the Fund. Mr. William M. Sams, another member of the Company’s Board, is a limited partner of the Fund. Neither Mr. Langone nor Mr. Sams was involved in any decisions by the board of directors of the Company or any committee thereof with respect to this stock purchase transaction.
     All outstanding amounts and computations using such amounts have been retroactively adjusted to reflect the November 3, 2010 1-for-3 reverse stock split.
14. Quarterly Results (Unaudited)
     Quarterly financial data for the fiscal years ended June 27, 2010 and June 28, 2009 is presented below (amounts in thousands, except per share data):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(13 weeks)	(13 weeks)	(13 weeks)	(13 weeks)
	(Amounts in thousands, except per share data)
2010:
Net sales	$142,851	$142,255	$154,687	$176,960
Gross profit	19,406	17,336	16,510	18,248
Net income	2,489	1,953	771	5,472

Per Share of Common Stock (basic and diluted):
Net income — basic (1)	$.12	$.10	$.04	$.27

Net income — diluted (1)	$.12	$.09	$.04	$.27

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(13 weeks)	(13 weeks)	(13 weeks)	(13 weeks)
2009:
Net sales	$169,009	$125,727	$119,094	$139,833
Gross profit	13,425	2,312	372	12,397
Income (loss) from discontinued operations, net of tax	(104)	216	(45)	(2)
Net loss	(676)	(9,068)	(32,996)	(6,256)

Per Share of Common Stock (basic and diluted):
Net loss — basic (1)	$(.03)	$(.44)	$(1.60)	$(.30)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(13 weeks)	(13 weeks)	(13 weeks)	(13 weeks)
Net income (loss) (1)	$(.03)	$(.44)	$(1.60)	$(.30)

(1)	All outstanding amounts and computations using such amounts have been retroactively adjusted to reflect the November 3, 2010 1-for-3 reverse stock split.
     During fiscal year 2010, the Company experienced improvements in gross profits primarily as a result of higher sales volumes from share gains and market improvements. During the third quarter of fiscal year 2010, the Company recorded a gain of $1.4 million from the sale of nitrogen credits. During the second quarter of fiscal year 2009, the Company recorded $1.5 million of impairment charges related to the sale of its interest in YUFI to YCFC. In addition, in the third quarter of fiscal year 2009, the Company recorded $18.6 million in goodwill impairment charges which related to its Dillon acquisition.
15. Business Segments, Foreign Operations and Concentrations of Credit Risk
     The Company and its subsidiaries are a diversified producer and processor of multi-filament polyester and nylon yarns, with production facilities located in the Americas. The Company’s product offerings include specialty and PVA yarns with enhanced performance characteristics. The Company sells its products to other yarn manufacturers, knitters and weavers that produce fabric for the apparel, hosiery, furnishings, automotive, industrial and other end-use markets with sales domestically and internationally. The Company maintains one of the industry’s most comprehensive product offerings and emphasizes quality, style and performance in all of its products. The Company also maintains investments in several minority-owned and jointly owned affiliates.
     Segmented financial information of the polyester and nylon operating segments, as regularly reported to management for the purpose of assessing performance and allocating resources, is detailed below.

	Polyester	Nylon	Total
	(Amounts in thousands)
Fiscal year 2010:
Net sales to external customers	$452,674	$164,079	$616,753
Depreciation and amortization	22,730	3,477	26,207
Restructuring charges	739	—	739
Write down of long-lived assets	100	—	100
Stock-based/deferred compensation	1,972	583	2,555
Segment operating profit	13,619	10,859	24,478
Capital expenditures	12,022	825	12,847
Total assets	322,241	81,081	403,322

	Polyester	Nylon	Total
	(Amounts in thousands)
Fiscal year 2009:
Net sales to external customers	$403,124	$150,539	$553,663
Inter-segment net sales	—	81	81
Depreciation and amortization	24,324	6,859	31,183
Restructuring charges	199	73	272
Write down of long-lived assets	350	—	350
Goodwill impairment	18,580	—	18,580
Stock-based/deferred compensation	1,267	323	1,590
Segment operating profit (loss)	(33,178)	3,360	(29,818)
Capital expenditures	13,424	664	14,088
Total assets	314,551	75,023	389,574

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Polyester	Nylon	Total
	(Amounts in thousands)
Fiscal year 2008:
Net sales to external customers	$530,567	$182,779	$713,346
Inter-segment net sales	7,103	2,911	10,014
Depreciation and amortization	27,223	13,155	40,378
Restructuring charges	3,818	209	4,027
Write down of long-lived assets	2,780	—	2,780
Stock-based/deferred compensation	882	133	1,015
Segment operating profit (loss)	(10,846)	7,049	(3,797)
Capital expenditures	11,683	585	12,268
Total assets	387,272	92,455	479,727
     For purposes of internal management reporting, segment operating profit (loss) represents segment net sales less cost of sales, segment restructuring charges, segment impairments of long-lived assets, goodwill impairment, and allocated selling, general and administrative expenses. Certain non-segment manufacturing and unallocated selling, general and administrative costs are allocated to the operating segments based on activity drivers relevant to the respective costs. This allocation methodology is updated as part of the annual budgeting process. In fiscal year 2008, consolidated intersegment sales were recorded at market. Beginning in fiscal year 2009, the Company changed its domestic intersegment transfer pricing of inventory from a market value approach to a cost approach. Using the new methodology, no intersegment sales are recorded for domestic transfers of inventory. The remaining intersegment sales relate to sales to the Company’s foreign subsidiaries which are still recorded at market.
     Domestic operating divisions’ fiber costs are valued on a standard cost basis, which approximates first-in, first-out accounting. Segment operating income (loss) excludes the provision for bad debts of $0.1 million, $2.4 million, and $0.2 million for fiscal years 2010, 2009, and 2008, respectively. For significant capital projects, capitalization is delayed for management segment reporting until the facility is substantially complete. However, for consolidated financial reporting, assets are capitalized into construction in progress as costs are incurred or carried as unallocated corporate PP&E if they have been placed in service but have not as yet been moved for management segment reporting.
     The net increase of $7.7 million in the polyester segment total assets between fiscal year end 2009 and 2010 primarily reflects increases in inventory of $18.7 million, accounts receivable of $6 million, deferred taxes of $0.4 million and other current assets of $0.4 million offset by decreases in restricted cash of $6.9 million, PP&E of $6.1 million, other assets of $3.5 million, and cash of $1.3 million. The net increase of $6.1 million in the nylon segment total assets between fiscal year end 2009 and 2010 is primarily a result of an increase in accounts receivable of $5 million, inventory of $2.9 million, and cash of $0.3 million offset by a decrease in PP&E of $2.1 million.
     The net decrease of $72.7 million in the polyester segment total assets between fiscal year end 2008 and 2009 primarily reflects decreases in inventory of $26.1 million, goodwill of $18.6 million, accounts receivable of $17.1 million, PP&E of $11.0 million, restricted cash of $10.1 million, other current assets of $2.2 million, other assets of $1.7 million, and deferred taxes of $1.1 million offset by an increase in cash of $15.2 million. The net decrease of $17.4 million in the nylon segment total assets between fiscal year end 2008 and 2009 is primarily a result of a decrease in inventory of $7 million, accounts receivable of $6.1 million, PP&E of $5.7 million, and other current assets of $0.1 million offset by an increase in other assets of $0.9 million and cash of $0.6 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following tables present reconciliations from segment data to consolidated reporting data:

	Fiscal Years Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Depreciation and amortization:
Depreciation and amortization of specific reportable segment assets	$26,207	$31,183	$40,378
Depreciation included in other operating (income) expense	105	143	38
Amortization included in interest expense, net	1,104	1,147	1,158

Consolidated depreciation and amortization	$27,416	$32,473	$41,574

Operating income (loss):
Reportable segments income (loss)	$24,478	$(29,818)	$(3,797)
Restructuring charges	—	(181)	—
Provision for bad debts	123	2,414	214
Other operating (income) expense, net	(1,033)	(5,491)	(6,427)
Interest income	(3,125)	(2,933)	(2,910)
Interest expense	21,889	23,152	26,056
Gain on extinguishment of debt	(54)	(251)	—
Equity in earnings of unconsolidated affiliates	(11,693)	(3,251)	(1,402)
Write down of investment in unconsolidated affiliates	—	1,483	10,998

Income (loss) from continuing operations before income taxes	$18,371	$(44,760)	$(30,326)

	Fiscal Years Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Total assets:
Reportable segments total assets	$403,322	$389,574	$479,727
Corporate current assets	12,473	10,096	22,717
Unallocated corporate PP&E	10,282	11,388	11,796
Other non-current corporate assets	7,200	8,147	9,342
Investments in unconsolidated affiliates	73,543	60,051	70,562
Inter-segment eliminations	(2,355)	(2,324)	(2,613)

Consolidated assets	$504,465	$476,932	$591,531

     The difference between total capital expenditures for long-lived assets and the segment total relates to corporate projects. For fiscal years 2010, 2009, and 2008, corporate capital expenditures for long-lived assets totaled $0.3 million, $1.2 million, and $0.5 million, respectively.
     The Company’s operations serve customers principally located in the U.S. as well as international customers located primarily in Canada, Mexico, Israel, and China and various countries in Europe, Central America, and South America. Export sales from its U.S. operations aggregated $94.3 million in fiscal year 2010, $81 million in fiscal year 2009, and $112 million in fiscal year 2008. In fiscal years 2010, 2009, and 2008, the Company had net sales of $60.2 million, $58.2 million, and $77.3 million, respectively, to one customer which was 9.8% of consolidated net sales. Most of the Company’s sales to this customer were related to its domestic nylon operation. The concentration of credit risk for the Company with respect to trade receivables is mitigated due to the large number of customers and dispersion across different end-uses and geographic regions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Company’s foreign operations primarily consist of manufacturing operations in Brazil, El Salvador and Colombia and a sales and marketing office in China. Net sales and total long-lived assets of the Company’s continuing foreign and domestic operations are as follows:

	Fiscal Years Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Domestic operations:
Net sales	$458,327	$434,015	$581,400
Total long-lived assets	204,967	209,117	240,547
Brazil operations:
Net sales	$130,199	$113,458	$128,531
Total long-lived assets	22,731	22,454	36,301
Other foreign operations:
Net sales	$28,227	$6,190	$3,415
Total long-lived assets	9,949	3,110	9,820
     On January 11, 2010, the Company announced that it created UCA located in El Salvador. As of June 27, 2010, UCA had $1.6 million in long lived assets and $5.7 million in sales. In December 2008, the Company created UTSC, a wholly-owned Chinese sales and marketing subsidiary. UTSC had sales of $18.4 million and $3 million, respectively, for fiscal years 2010 and 2009. In addition, one of the Company’s other foreign subsidiaries invested in two new joint ventures totaling $4.8 million during fiscal year 2010. See “Footnote 2-Investments in Unconsolidated Affiliates” for further discussion of these new investments.
16. Subsequent Events
     On June 30, 2010, the Company redeemed $15 million of the 2014 notes at a price of 105.75%. As a result, the Company will record a $1.1 million charge for the early extinguishment of debt in the September 2010 quarter which consists of $0.8 million in redemption premium costs and $0.3 million in non-cash charges related to the origination cost of the notes.
     On September 9, 2010, the Company and the Subsidiary Guarantors (as co-borrowers) entered into the First Amended Credit Agreement. See “Footnote 3 — Long-term Debt and Other Liabilities”.
16A. Subsequent Events
     On October 27, 2010, the shareholders of the Company approved a reverse stock split of the Company’s common stock (the “reverse stock split”) at a reverse stock split ratio of 1-for-3. The reverse stock split became effective November 3, 2010 pursuant to a Certificate of Amendment to the Company’s Restated Certificate of Incorporation filed with the Secretary of State of New York. The Company had 20,059,544 shares of common stock issued and outstanding immediately following the completion of the reverse stock split. The Company is authorized in its Restated Certificate of Incorporation to issue up to a total of 500,000,000 shares of common stock at a $.10 par value per share which was unchanged by the amendment. The reverse stock split did not affect the registration of the common stock under the Securities Exchange Act of 1934, as amended or the listing of the common stock on the New York Stock Exchange under the symbol “UFI”, although the post-split shares are considered a new listing with a new CUSIP number. In the Consolidated Balance Sheets, the line item Shareholders’ equity has been retroactively adjusted to reflect the reverse stock split for all periods presented by reducing the line item Common stock and increasing the line item Capital in excess of par value, with no change to Shareholders’ equity in the aggregate. All share and per share computations as well as the related stock compensation disclosures have been retroactively adjusted for all periods presented to reflect the decrease in shares as a result of this transaction except as otherwise noted.
     On December 28, 2010, the Company announced that it had commenced a tender offer to purchase for cash any or all of its 11.5% 2014 notes upon the terms and subject to the conditions set forth in the offer documents. In connection with the tender offer, and on the terms and subject to the conditions set forth in the offer documents, the Company is soliciting

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
consents of holders of the 2014 notes to authorize the elimination of most of the restrictive covenants and certain of the events of default contained in the indenture governing the 2014 notes and the release of the security for the 2014 notes. The consent payment deadline is January 11, 2011 and the tender offer is scheduled to expire on January 26, 2011. The total cash consideration for each $1,000 principal amount of the notes tendered at or before the consent payment deadline will be $1,060, which includes a payment of $30 per $1,000 principal amount of the notes payable only in respect of the notes tendered with consents at or before the consent payment deadline. Holders tendering notes after the consent payment deadline but at or before the expiration of the tender offer will be eligible to receive only the tender offer consideration of $1,030 per $1,000 principal amount of the notes. The tender offer is conditioned on, among other things, successful receipt of proceeds of at least $140.0 million from a debt financing on terms satisfactory to the Company. The Company has the option, but is not obligated, to redeem any notes that remain outstanding after the completion of the tender offer at a redemption price of 105.75% of the principal amount.
17. Condensed Consolidating Financial Statements
     The guarantor subsidiaries presented below represent the Company’s subsidiaries that are subject to the terms and conditions outlined in the indenture governing the Company’s issuance of senior secured notes and guarantee the notes, jointly and severally, on a senior unsecured basis. The non-guarantor subsidiaries presented below represent the foreign subsidiaries which do not guarantee the notes. Each subsidiary guarantor is 100% owned by Unifi, Inc. and all guarantees are full and unconditional.
     Supplemental financial information for the Company and its guarantor subsidiaries and non-guarantor subsidiaries for the notes is presented below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Balance Sheet Information as of June 27, 2010 (Amounts in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$9,938	$1,832	$30,921	$—	$42,691
Receivables, net	—	67,979	23,264	—	91,243
Intercompany accounts receivable	221,670	(209,991)	720	(12,399)	—
Inventories	—	69,930	41,077	—	111,007
Deferred income taxes	—	—	1,623	—	1,623
Other current assets	79	1,052	4,988	—	6,119

Total current assets	231,687	(69,198)	102,593	(12,399)	252,683

Property, plant and equipment	11,348	643,930	92,579	—	747,857
Less accumulated depreciation	(2,185)	(523,771)	(70,402)	—	(596,358)

	9,163	120,159	22,177	—	151,499

Intangible assets, net	—	14,135	—	—	14,135
Investments in unconsolidated affiliates	—	65,446	8,097	—	73,543
Investments in consolidated subsidiaries	407,605	—	—	(407,605)	—
Other non-current assets	7,200	2,999	7,446	(5,040)	12,605

	$655,655	$133,541	$140,313	$(425,044)	$504,465

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$218	$33,158	$7,286	$—	$40,662
Intercompany accounts payable	214,087	(213,457)	11,769	(12,399)	—
Accrued expenses	2,732	15,699	3,294	—	21,725
Income taxes payable	—	(44)	549	—	505
Notes payable	15,000	—	—	—	15,000
Current maturities of long-term debt and other liabilities	—	327	—	—	327

Total current liabilities	232,037	(164,317)	22,898	(12,399)	78,219

Notes payable	163,722	—	—	—	163,722
Long-term debt and other liabilities	—	2,531	5,040	(5,040)	2,531
Deferred income taxes	—	—	97	—	97
Shareholders’/ invested equity	259,896	295,327	112,278	(407,605)	259,896

	$655,655	$133,541	$140,313	$(425,044)	$504,465

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Balance Sheet Information as of June 28, 2009 (Amounts in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$11,509	$(813)	$31,963	$—	$42,659
Receivables, net	100	56,031	21,679	—	77,810
Inventories	—	63,919	25,746	—	89,665
Deferred income taxes	—	—	1,223	—	1,223
Assets held for sale	—	1,350	—	—	1,350
Restricted cash	—	—	6,477	—	6,477
Other current assets	46	2,199	3,219	—	5,464

Total current assets	11,655	122,686	90,307		224,648

Property, plant and equipment	11,336	665,724	67,193	—	744,253
Less accumulated depreciation	(1,899)	(534,297)	(47,414)	—	(583,610)

	9,437	131,427	19,779	—	160,643

Restricted cash	—	—	453	—	453
Intangible assets, net	—	17,603	—	—	17,603
Investments in unconsolidated affiliates	—	57,107	2,944	—	60,051
Investments in consolidated subsidiaries	360,897	—	—	(360,897)	—
Other non-current assets	45,041	(29,214)	(2,293)	—	13,534

	$427,030	$299,609	$111,190	$(360,897)	$476,932

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37	$19,888	$6,125	$—	$26,050
Accrued expenses	1,690	11,033	2,546	—	15,269
Income taxes payable	—	—	676	—	676
Current maturities of long-term debt and other liabilities	—	368	6,477	—	6,845

Total current liabilities	1,727	31,289	15,824	—	48,840

Notes payable	179,222	—	—	—	179,222
Other long-term debt and other liabilities	1,112	1,920	453	—	3,485
Deferred income taxes	—	—	416	—	416
Shareholders’/ invested equity	244,969	266,400	94,497	(360,897)	244,969

	$427,030	$299,609	$111,190	$(360,897)	$476,932

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Statement of Operations Information for the Fiscal Year Ended June 27, 2010 (Amounts in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Summary of Operations:
Net sales	$—	$458,327	$159,280	$(854)	$616,753
Cost of sales	—	417,160	129,180	(1,087)	545,253
Restructuring charges	—	739	—	—	739
Write down of long-lived assets	—	100	—	—	100
Equity in subsidiaries	(11,003)	—	—	11,003	—
Selling, general and administrative expenses	(16)	36,441	9,812	(54)	46,183
Provision (benefit) for bad debts	—	193	(70)	—	123
Other operating (income) expense, net	(22,341)	20,591	(526)	1,243	(1,033)

Non-operating (income) expenses:
Interest income	(41)	(198)	(2,886)	—	(3,125)
Interest expense	21,996	(238)	131	—	21,889
Gain on extinguishment of debt	(54)	—	—	—	(54)
Equity in (earnings) losses of unconsolidated affiliates	—	(11,605)	(802)	714	(11,693)

Income (loss) from continuing operations before income taxes	11,459	(4,856)	24,441	(12,673)	18,371
Provision (benefit) for income taxes	774	(32)	6,944	—	7,686

Net income (loss)	$10,685	$(4,824)	$17,497	$(12,673)	$10,685

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Statement of Operations Information for the Fiscal Year Ended June 28, 2009 (Amounts in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Summary of Operations:
Net sales	$—	$434,014	$120,218	$(569)	$553,663
Cost of sales	—	421,122	104,478	(443)	525,157
Restructuring charges, net	—	91	—	—	91
Write down of long-lived assets	—	350	—	—	350
Equity in subsidiaries	49,379	—	—	(49,379)	—
Goodwill impairment	—	18,580	—	—	18,580
Selling, general and administrative expenses	216	32,048	7,014	(156)	39,122
Provision (benefit) for bad debts	—	2,599	(185)	—	2,414
Other operating (income) expense, net	(23,286)	18,097	(127)	(175)	(5,491)

Non-operating (income) expenses:
Interest income	(161)	(48)	(2,724)	—	(2,933)
Interest expense	23,099	110	(57)	—	23,152
Gain on extinguishment of debt	(251)	—	—	—	(251)
Equity in (earnings) losses of unconsolidated affiliates	—	(4,725)	1,668	(194)	(3,251)
Write down of investment in unconsolidated affiliates	—	483	1,000	—	1,483

Income (loss) from continuing operations before income taxes	(48,996)	(54,693)	9,151	49,778	(44,760)
Provision for income taxes	—	3	4,298	—	4,301

Income (loss) from continuing operations	(48,996)	(54,696)	4,853	49,778	(49,061)
Income from discontinued operations, net of tax	—	—	65	—	65

Net income (loss)	$(48,996)	$(54,696)	$4,918	$49,778	$(48,996)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Statement of Operations Information for the Fiscal Year Ended June 29, 2008 (Amounts in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Summary of Operations:
Net sales	$—	$581,400	$133,919	$(1,973)	$713,346
Cost of sales	—	546,412	118,232	(1,880)	662,764
Restructuring charges, net	—	4,027	—	—	4,027
Equity in subsidiaries	7,450	—	—	(7,450)	—
Write down of long-lived assets	—	2,247	533	—	2,780
Selling, general and administrative expenses	—	40,443	7,597	(468)	47,572
Provision (benefit) for bad debts	—	327	(113)	—	214
Other operating (income) expense, net	(26,398)	19,560	636	(225)	(6,427)

Non-operating (income) expenses:
Interest income	(740)	(160)	(2,010)	—	(2,910)
Interest expense	25,362	571	123	—	26,056
Equity in (earnings) losses of unconsolidated affiliates	—	(9,660)	8,203	55	(1,402)
Write down of investment in unconsolidated affiliates	—	4,505	6,493	—	10,998

Income (loss) from continuing operations before income taxes	(5,674)	(26,872)	(5,775)	7,995	(30,326)
Provision (benefit) for income taxes	10,477	(24,577)	3,151	—	(10,949)

Income (loss) from continuing operations	(16,151)	(2,295)	(8,926)	7,995	(19,377)
Income from discontinued operations, net of tax	—	—	3,226	—	3,226

Net income (loss)	$(16,151)	$(2,295)	$(5,700)	$7,995	$(16,151)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Statements of Cash Flows Information for the Fiscal Year Ended June 27, 2010 (Amounts in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by continuing operating activities	$4,039	$4,534	$11,981	$27	$20,581

Investing activities:
Capital expenditures	(12)	(9,268)	(5,049)	1,217	(13,112)
Acquisitions	—	—	(4,800)	—	(4,800)
Proceeds from sale of capital assets	—	2,588	373	(1,244)	1,717
Change in restricted cash	—	—	7,508	—	7,508
Split dollar life insurance premiums	(168)	—	—	—	(168)
Other	—	—	(70)	—	(70)

Net cash used in investing activities	(180)	(6,680)	(2,038)	(27)	(8,925)

Financing activities:
Payments of notes payable	(435)	—	—	—	(435)
Payments of long-term debt	—	—	(7,508)	—	(7,508)
Borrowings of long-term debt	—	—	—	—	—
Purchase and retirement of Company stock	(4,995)	—	—	—	(4,995)
Cash dividend paid	—	5,158	(5,158)	—	—
Other	—	(368)	—	—	(368)

Net cash used in financing activities	(5,430)	4,790	(12,666)	—	(13,306)

Cash flows of discontinued operations:
Operating cash flow	—	—	—	—	—

Net cash used in discontinued operations	—	—	—	—	—

Effect of exchange rate changes on cash and cash equivalents	—	—	1,682	—	1,682

Net increase (decrease) in cash and cash equivalents	(1,571)	2,644	(1,041)	—	32
Cash and cash equivalents at beginning of the year	11,509	(812)	31,962	—	42,659

Cash and cash equivalents at end of the year	$9,938	$1,832	$30,921	$—	$42,691

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Statements of Cash Flows Information for the Fiscal Year Ended June 28, 2009 (Amounts in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) continuing operating activities	$25,478	$(16,917)	$8,399	$—	$16,960

Investing activities:
Capital expenditures	(68)	(12,417)	(3,524)	750	(15,259)
Acquisitions	—	(500)	—	—	(500)
Proceeds from sale of unconsolidated affiliate	(4,950)	—	13,950	—	9,000
Collection of notes receivable	1	—	—	—	1
Proceeds from sale of capital assets	—	7,704	51	(750)	7,005
Change in restricted cash	—	18,245	7,032	—	25,277
Split dollar life insurance premiums	(219)	—	—	—	(219)

Net cash provided by (used in) investing activities	(5,236)	13,032	17,509	—	25,305

Financing activities:
Payments of notes payable	(10,253)	—	—	—	(10,253)
Payments of long-term debt	(80,060)	—	(7,032)	—	(87,092)
Borrowings of long-term debt	77,060	—	—	—	77,060
Proceeds from stock option exercises	3,831	—	—	—	3,831
Other	—	(305)	—	—	(305)

Net cash used in financing activities	(9,422)	(305)	(7,032)	—	(16,759)

Cash flows of discontinued operations:
Operating cash flow	—	—	(341)	—	(341)

Net cash used in discontinued operations	—	—	(341)	—	(341)

Effect of exchange rate changes on cash and cash equivalents	—	—	(2,754)	—	(2,754)

Net increase (decrease) in cash and cash equivalents	10,820	(4,190)	15,781	—	22,411

Cash and cash equivalents at beginning of the year	689	3,378	16,181	—	20,248

Cash and cash equivalents at end of the year	$11,509	$(812)	$31,962	$—	$42,659

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Statements of Cash Flows Information for the Fiscal Year Ended June 29, 2008 (Amounts in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) continuing operating activities	$5,997	$(147)	$8,287	$(464)	$13,673

Investing activities:
Capital expenditures	—	(7,706)	(5,943)	840	(12,809)
Acquisitions	(1,063)	—	—	—	(1,063)
Investment in Unifi do Brazil	9,494	—	(9,494)	—	—
Proceeds from sale of unconsolidated affiliate	1,462	7,288	—	—	8,750
Collection of notes receivable	—	250	—	—	250
Proceeds from sale of capital assets	—	18,339	322	(840)	17,821
Change in restricted cash	—	(14,209)	—	—	(14,209)
Split dollar life insurance premiums	(216)	—	—	—	(216)
Other	1,072	(1,764)	—	607	(85)

Net cash provided by (used in) investing activities	10,749	2,198	(15,115)	607	(1,561)

Financing activities:
Payments of notes payable	(1,273)	—	—	—	(1,273)
Payments of long-term debt	(180,000)	—	—	—	(180,000)
Borrowings of long-term debt	147,000	—	—	—	147,000
Proceeds from stock option exercises	411	—	—	—	411
Other	(3)	(318)	(823)	—	(1,144)

Net cash provided by (used in) financing activities	(33,865)	(318)	(823)	—	(35,006)

Cash flows of discontinued operations:
Operating cash flow	—	—	(586)	—	(586)

Net cash used in discontinued operations	—	—	(586)	—	(586)

Effect of exchange rate changes on cash and cash equivalents	—	—	3,840	(143)	3,697

Net increase (decrease) in cash and cash equivalents	(17,119)	1,733	(4,397)	—	(19,783)
Cash and cash equivalents at beginning of the year	17,808	1,645	20,578	—	40,031

Cash and cash equivalents at end of the year	$689	$3,378	$16,181	$—	$20,248